ASSET PURCHASE AGREEMENT

dated October 19, 2006

by and between

CONSOLIDATED SMART BROADBAND SYSTEMS, LLC

and

MULTIBAND CORPORATION

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of October 19, 2006, by and between Multiband Corporation, a Minnesota corporation (“Multiband”), and Rainbow Satellite Group, LLC, a Connecticut limited liability company and wholly owned subsidiary of Multiband (“Rainbow” and together with Multiband, the “Sellers” and individually, a “Seller”), and Consolidated Smart Broadband Systems, LLC, a California limited liability company (“Purchaser”).

WHEREAS, Sellers provide voice, data, and video services, including cable television and Internet services, to multiple dwelling unit customers in the United States (the “Private Cable Operator Business”).

WHEREAS, Sellers wish to sell to Purchaser, and Purchaser wishes to buy from Sellers, certain assets used by Sellers in the conduct of each Seller’s Private Cable Operator Business in California (collectively, the “Business”) on the terms and for the consideration hereinafter provided.

NOW THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1  Specific Definitions.As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

(a)  “Affiliate” of a specified Person means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. “Control” shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

(b)  “Annualized Average Normalized PPC” means, with respect to each ROE Property, the average of the prepaid programming commissions normalized to reflect a prepaid programming commission rate of $175.00 per DTH Subscriber activation for the eight month period ending on August 31, 2006 with respect to the calculation of the Purchase Price, annualized to convert the normalized 8-month prepaid programming commissions to an annual amount, and (ii) for the six month period ending on November 30, 2007 with respect to the calculation of the Earnout Amount, annualized to convert the normalized 6-month prepaid programming commissions to an annual amount.

(c)  “Assets” means (i) all of the ROE Agreements, (ii) all inventory and equipment owned by Sellers related to the Business and the Assets, including, without limitation, all the equipment listed on Schedule 1.1(b), the distribution Systems, including, SMATV head-end distribution systems, L-Band distribution systems and master antenna television distribution systems used for central distribution of the signals to the Sellers’ existing subscribers, all customer premise equipment and System Equipment and all uninterrupted power supply devices and all inventory of or relating to the Business, (iii) all of the RandM Assets, (iv) all fixed assets, including, without limitation, all tools, supplies and the two (2) Astro Vans leased by Sellers and the 2 Ford Vans owned by Sellers as set forth on Schedule 3.6, but specifically excluding all furniture, phone and computer equipment, (v) all goodwill associated with the Business and relating to any of the assets described in this Section 1.1(b), (vi) all accounts receivable distributed pursuant to Section 5.7 below, including, without limitation, Bulk Service fees, SMATV Non-Bulk Service fees, receiver fees and other amounts with respect to any ROE Agreement for any ROE Property identified on Schedule 3.8(a) and any residuals, prepaid programming commissions or other amounts due to Sellers from DirecTV and outstanding as of the Closing Date, (vii) all books, records (including, without limitation, customer records as otherwise set forth in this Agreement) and data relating to any Asset, (viii) all subscriber agreements between each Seller and a customers at each ROE Property and (ix) any permits and licenses used or necessary for the Business.

(d)  “Assumed Liabilities” means the liabilities described in Section 2.2(a).

(e)  “Authorizations” has the meaning set forth in Section 3.11.

(f)  “Business” means the Private Cable Operator Business of Sellers conducted by Sellers in California prior to the Closing.

(g)  “Bulk Digital Service” means digital television service delivered to all of the units at an ROE Property for a prescribed monthly fee.

(h)  “Bulk EBU Subscribers” means, as of the month ended August 31, 2006 with respect to the calculation of the Purchase Price and as of the month ended November 30, 2007 with respect to the calculation of the Earnout Amount, the number of subscribers at an ROE Property that has Bulk Service computed by taking (A) the total number of units at an ROE Property times (B) fifty percent (50%).

(i)  “Bulk Service” means Bulk Digital Service or Bulk SMATV Service.

(j)  “Bulk SMATV Service” means television service delivered through a SMATV System to all of the units at an ROE Property for a prescribed monthly fee.

(k)  “COBRA” has the meaning set forth in Section 3.35(c).

(l)  “Code” means the Internal Revenue Code of 1986, as amended.

(m)  “Closing” and “Closing Date” have the meanings set forth in Section 2.7.

(n)  “Closing Date Direct Costs” means the direct costs of Seller as of the Closing Date as set forth on Schedule 3.5(c).

(o)  “Closing Date Free Cash Flow” means the free cash flow of Purchaser calculated for each year in the number of Whole Years in the Weighted Average Remaining ROE Agreement Term as of the Closing Date and calculated by taking Closing Date Gross Revenue in the amount set forth on Schedule 3.5(d) for the first year of the total number of Whole Years in the Weighted Average Remaining ROE Agreement Term as of the Closing Date, less Closing Date Direct Costs in the amount set forth on Schedule 3.5(c) for the first year in the Closing Date Free Cash Flow calculation, less Closing Date Operating Expenses for the first year in the Closing Date Free Cash Flow Calculation, less Maintenance CapEx, and then applying the Closing Date Free Cash Flow Adjustments to calculate the Closing Date Free Cash Flow for each of the subsequent Whole Years remaining in the Weighted Average Remaining ROE Agreement Term as of the Closing Date, as set forth in Schedule 2.3(a). The calculation of the Closing Date Free Cash Flow shall not include any amounts with respect to the RandM Assets.

(p)  “Closing Date Free Cash Flow Adjustments” means the Closing Date Free Cash Flow of Purchaser calculated as of the Closing Date for the number of Whole Years in the Weighted Average Remaining ROE Agreement Term as of the Closing Date (i) based on the number of Subscribers as of the Closing Date for the first year increased by an annual twenty percent (20%) increase in the number of DTH Subscribers as of the Closing Date for each subsequent Whole Year up to a maximum of 8,000 DTH Subscribers and is fixed at 8,000 DTH Subscribers for each remaining Whole Year thereafter, (ii) assuming the average term of a new Subscriber for the first year of subscription at 6 months and for each Whole Year thereafter, at 12 months, (iii) assuming the gross revenue for each new Subscriber is $35 for each month of subscription, (iv) assuming that the direct cost for each new Subscriber is $5.00 for each month of subscription; (v) assuming call center and billing costs at the rate of $3.00 per month for each Subscriber, (vi) assuming fixed on-site marketing costs at the rate of $60,000.00 for each year in the calculation, (vii) assuming fixed office, telephone, postage and similar costs at the rate of $18,000.00 for each year in the calculation, (viii) assuming that each of payroll and related benefit expenses and vehicle and vehicle-related expenses for the first year increase at the rate of 2.5% for each subsequent year in the calculation, and (xiv) assuming that Maintenance CapEx is fixed in the amount of $100,000.00 for each year in the calculation.

(q)  “Closing Date Gross Margin” means the gross margin of Seller as of the Closing Date as set forth on Schedule 3.5(d).

(r)  “Closing Date Gross Revenue” means the gross revenue as of the Closing Date set forth on Schedule 3.5(b).

(s)  “Closing Date Operating Expenses” means the incremental variable expenses incurred to operate the Assets and includes the following as of the Closing Date: (i) call center and billing expenses at an assumed monthly rate of three dollars ($3.00) per Subscriber as of the Closing Date multiplied by twelve (12) months, (ii) onsite marketing expenses estimated at an annual cost of $60,000.00, (iii) office, telephone, postage and similar expenses estimated at an annual cost of $18,000.00, (iv) payroll and related benefit expenses in the amount of $571,356.00 for the first year, and (v) vehicle and vehicle-related expenses in the amount of $122,892.00 for the first year.

(t)  “Closing Extension Option” has the meaning sets forth in Section 2.7.

(u)  “Confidential Information” includes all information disclosed by any party to this Agreement to another party, including, without limitation, the existence, terms and conditions of this Agreement, any information about the ROE Properties or ROE Agreements, the existence and terms of any arrangements between Purchaser and its suppliers or Purchaser and Sellers, and any information in Sellers’ possession with respect to the Assets.

(v)  “Consents” has the meaning set forth in Section 3.19.

(w)  “Contract” means any contract, purchase or sale order, lease, license, commitment and other agreement, whether written or oral, relating to the Business to which either Seller is a party or an assignee or other beneficiary thereof, including, without limitation, the ROE Agreements.

(x)  “DirecTV” means DirecTV, Inc., a California corporation.

(y)  “DirecTV Residual Report” means that certain monthly DirecTV Residual Report, which sets forth the number and type of Subscribers on which DirecTV pays commissions to Sellers for the particular month indicated in the report.

(z)  “Disclosure Schedules” means all of the Schedules delivered by Sellers to Purchaser under this Agreement.

(aa)  “DTH Subscriber” means a direct-to-home subscriber at an ROE Property listed on the DirecTV Residual Report with a paid residual to the Sellers per the DirecTV Residual Report for the month ended June 30, 2006 with respect to the calculation of the Purchase Price and per the DirecTV Residual Report for the month ended November 30, 2007 with respect to the calculation of the Earnout Amount.

(bb)  “Earnout Amount” means the greater of (i) four hundred thousand dollars ($400,000.00) or (ii) the amount derived from the Earnout Date Free Cash Flow over the Weighted Average Remaining ROE Agreement Term as of the Earnout Date, which results in the Purchaser Minimum IRR as of the Earnout Date, minus the cash portion of the Purchase Price paid on the Closing Date.

(cc)  “Earnout Date” means the first anniversary date of the Closing or nine (9) months after the Closing Date if the Closing Extension Option is exercised.

(dd)  “Earnout Date Direct Costs” means, with respect to all ROE Properties other than the RandM Assets, the sum of each of the following paid by the Sellers for the month ended November 30, 2007, annualized to convert such 1-month costs into an annual cost: (i) all Owner Commissions, plus (ii) the fees for Bulk Digital Service paid to DIRECTV, plus (iii) the fees for Bulk SMATV Service paid to DIRECTV, plus (iv) the transport fees paid to 4COM, plus (v) the fees paid for SMATV Non-Bulk Service to DIRECTV.

(ee)  “Earnout Date Free Cash Flow” means the free cash flow of Purchaser calculated for each year in the number of Whole Years in the Weighted Average Remaining ROE Agreement Term as of the Earnout Date and calculated by taking the Earnout Date Gross Revenue for the first year of the total number of Whole Years remaining in the Weighted Average Remaining ROE Agreement Term as of the Earnout Date, less Earnout Date Direct Costs for the first year in the Earnout Date Free Cash Flow calculation, less Earnout Date Operating Expenses for the first year in the Earnout Date Free Cash Flow Calculation, less Maintenance CapEx, and then applying the Earnout Date Free Cash Flow Adjustments to calculate the Earnout Date Free Cash Flow for each of the subsequent Whole Years remaining in the Weighted Average Remaining ROE Agreement Term as of the Earnout Date. For purposes of this definition, Earnout Date Free Cash Flow will include the annualized Internet Gross Margin based upon the Purchaser’s actual Internet Gross Margin for the three (3)-month period ended November 30, 2007. The calculation of the Earnout Date Free Cash Flow shall not include any amounts with respect to the RandM Assets.

(ff)  “Earnout Date Free Cash Flow Adjustments” means the Earnout Date Free Cash Flow of Purchaser calculated as of the Earnout Date for the number of Whole Years in the Weighted Average Remaining ROE Agreement Term as of the Earnout Date (i) based on the number of Subscribers as of the Earnout Date for the first year increased by an annual twenty percent (20%) increase in the number of DTH Subscribers as of the Earnout Date for each subsequent year up to a maximum of 8,000 DTH Subscribers and is fixed at 8,000 DTH Subscribers for each Whole Year thereafter, (ii) assuming the average term of a new Subscriber for the first year of subscription at 6 months and for each Whole Year thereafter at 12 months, (iii) assuming the gross revenue for each new Subscriber is $35 for each month of subscription, (iv) assuming that the direct cost for each new Subscriber is $5.00 for each month of subscription; (v) assuming call center and billing costs at the rate of $3.00 per month for each Subscriber, (vi) assuming fixed on-site marketing costs at the rate of $60,000.00 for each year in the calculation, (vii) assuming fixed office, telephone, postage and similar costs at the rate of $18,000.00 for each year in the calculation, (viii) assuming that each of payroll and related benefit expenses and vehicle and vehicle-related expenses for the first year increase at the rate of 2.5% for each subsequent year in the calculation, and (xiv) assuming that Maintenance CapEx is fixed in the amount of $100,000.00 for each year in the calculation.

(gg)  “Earnout Date Gross Revenue” means, with respect to all ROE Properties (other than the RandM Assets), the sum of (i) the DirecTV residuals paid to Sellers pursuant to the DTV Residual Report for the month ended November 30, 2007, annualized to convert the 1-month total to an annual total, plus (ii) the DIRECTV annualized Average Normalized PPC, plus (iii) the normalized receiver fees at the normalized monthly rate of $6.99 per DTH Subscriber, calculated for a 12-month period, plus (iv) the fees for Bulk Digital Service billed to such ROE Property for the month ended November 30, 2007, annualized to convert the 1-month fees to an annual total, plus (v) the fees for Bulk SMATV Service billed to such ROE Property for the month ended November 30, 2007, annualized to convert the 1-month fees to an annual total, plus (vi) the fees for SMATV Non-Bulk Service billed to each subscriber at such ROE Property for the month ended November 30, 2007, annualized to convert the 1-month fees to an annual total.

(hh)  “Earnout Date Operating Expenses” means the incremental variable expenses incurred by Purchaser to operate the Assets and includes the following as of the Earnout Date: (i) call center and billing expenses at an assumed monthly rate of three dollars ($3.00) per Subscriber as of the Earnout Date multiplied by twelve (12) months, (ii) onsite marketing expenses estimated at an annual cost of $60,000.00, (iii) office, telephone, postage and similar expenses estimated at an annual cost of $18,000.00, (iv) payroll and related benefit expenses in the amount of $585,640.00 for the first year, and (v) vehicle and vehicle-related expenses in the amount of $125,965.00 for the first year.

(ii)  “Employee Plans” has the meaning set forth in Section 3.35(a).

(jj)  “Environmental Laws or Regulations” means and includes any one or more of the following: the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), 42 U.S.C. § 9601 et seq.; the Federal Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6921 et seq.; the Clean Water Act, 33 U.S.C. § 1321 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; any other federal, state, county, municipal, local or other statute, law, ordinance or regulation that relates to or deals with Hazardous Substances, human health or the environment; and all regulations and regulatory policies promulgated by a regulatory body pursuant to any of the foregoing statutes, laws, regulations or ordinances.

(kk)  “ERISA” means the Employee Retirement Income Security Act of 1974.

(ll)  “ERISA Affiliate” has the meaning set forth in Section 3.35(a).

(mm)  “Event” means any event, act, omission, circumstance, occurrence, condition or situation.

(nn)  “FCC”means the Federal Communications Commission.

(oo)  “GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to in Section 3.5 were prepared.

(pp)  “Gross Margin” means, with respect to each ROE Property, the difference between the Gross Revenue and the Total Direct Cost for such ROE Property.

(qq)  “Gross Margin Percentages” means twenty-six percent (26%) for Multiband and seventy-four percent (74%) for Rainbow.

(rr)  “Hazardous Substance” means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known carcinogens, petroleum products, pesticides, fertilizers, or any other substance that is dangerous, toxic, or hazardous, or that is a pollutant, contaminant, chemical, material or substance defined as hazardous or as a pollutant or contaminant in, or the use, transportation, storage, release or disposal of which is regulated by, any Environmental Laws or Regulations.

(ss)  “Initial Closing” and “Initial Closing Date” has the meaning set forth in Section 2.7.

(tt)  “IRS” means the United States Internal Revenue Service.

(uu)  “Knowledge of Sellers” means actual knowledge of each of the officers and employees of the Sellers, or the knowledge that any of such persons would reasonably be expected to have assuming reasonable inquiry of any facts or circumstances actually known to and recognized by such person to create significant doubt concerning the accuracy of any representation, warranty or statement without regard to such “knowledge” qualifier.

(vv)  “Legal Requirement” means any federal, state, local, municipal, foreign, or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

(ww)  Liens” means liens, mortgages, charges, security interests, pledges, encumbrances, assessments, obligations, restrictions or other third-party claims of any nature other than statutory liens for Taxes and other governmental charges and assessments which are not yet due and payable as of the Closing.

(xx)  “Maintenance CapEx” means $100,000.00 per year representing the estimated fixed cost to repair or replace any of the Systems or System Equipment included in the Assets, including, without limitation, costs to repair or replace wiring and parts and the related labor costs to repair or replace such wiring and parts.

(yy)  “Material Adverse Effect” means an effect that, individually or in the aggregate with other related effects, is or could reasonably be expected to be materially adverse to the business, results of operation or condition (financial or otherwise) of the Assets or the Business, considered as a whole.

(zz)  “Missing ROE Agreement” has the meaning set forth in Section 3.8.

(aaa)  “Multiband Assets” means all of the Assets that are owned or held by Multiband, including, without limitation, the RandM Assets.

(bbb)  “Multiband ROE Agreements” means each of the access and use agreements set forth on Schedule 3.8(a) hereto identified as originating from “MBND” or “Dinamo” under the column entitled “Origin”.

(ccc)  “Multiemployer Plan” has the meaning set forth in Section 3.35(a).

(ddd)  “New ROEs” has the meaning set forth in Section 6.6 of this Agreement.

(eee)  “Owner” means the owner of any ROE Property.

(fff)  “Owner Advances” means any lump sum advance payments made to any Owner with respect to any ROE Agreement.

(ggg)  “Owner Commissions” means any commissions, owner participation fees, Owner Advances, revenue sharing arrangements, access fees, licensing fees, bonus payments, or other similar fees or payments due to any Owner or any other Person with respect to any ROE Agreement or the transactions contemplated in this Agreement.

(hhh)  “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, join stock company, trust, unincorporated association, joint venture or other entity or a governmental body

(iii)  “Pre-Closing Owner Commissions” means all Owner Commissions that are required to have been paid by Sellers on or prior to the Closing Date.

(jjj)  “Purchase Price” has the meaning set forth in Section 2.3.

(kkk)  “Purchaser Minimum IRR” means (i) as of the Closing, an internal rate of return to Purchaser of twenty percent (20%) and (ii) as of the Earnout Date, an internal rate of return to Purchaser of twenty-five percent (25%). For purposes of the calculation of the Earnout Amount, the investment amount used in calculating the Purchaser Minimum IRR as of the Earnout Date will include the Purchase Price (but excluding the RandM Assets Purchase Price and the Assumed Liabilities) plus the Earnout Amount.

(lll)  “Rainbow Assets” means all of the Assets that are owned or held by Rainbow.

(mmm)  “Rainbow ROE Agreements” means each of the California access and use agreements set forth on Schedule 3.8(a) hereto identified as originating from “RAIN” under the column entitled “Origin”.

(nnn)  “RandM Assets” means all of the Assets that are owned or held by Multiband and which were acquired by Multiband from Rand’M, a California corporation, pursuant to that certain Cable Systems Acquisition Agreement entered into effective September 13, 2006.

(ooo)  “RandM Assets Purchase Price” means $200,000.00.

(ppp)  “RandM ROE Agreements” means the ROE Agreements included in the RandM Assets.

(qqq)  “Retained Liabilities” has the meaning set forth in Section 2.2.

(rrr)  “ROE Agreement” means each of the access and use agreements or service and installation agreements set forth on Schedule 3.8(a) hereto which includes all the Multiband ROE Agreements and the Rainbow ROE Agreements, and each RandM ROE Agreement and each Missing ROE Agreement.

(sss)  “ROE Property” means each property subject to an ROE Agreement.

(ttt)  “Sales Commission” means with respect to each New ROE, the amount of commission payable by Sellers to the respective marketing representatives of Purchaser calculated by multiplying (i) two dollars and fifty cents ($2.50) times (ii) the number of units at each ROE Property covered by a New ROE times (iii) the number of years in the term of such New ROE, including any renewal terms under the sole control of either of the Sellers on or prior to the Closing Date, up to a maximum of ten (10) years in the aggregate, provided, however, that any such New ROE has a minimum initial term of five (5) years.

(uuu)  “Schedule” means a part of the Disclosure Schedules unless expressly identified as a Purchaser’s Schedule.

(vvv)  “Schedule 2.4 Payment” has the meaning set forth in Section 2.4.

(www)  “SMATV Non-Bulk Service” means SMATV services delivered to individual residents at an ROE Property using a System that encompasses a headend installed at such ROE Property and which is not a form of Bulk Service.

(xxx)  “SMATV Non-Bulk Subscriber” means a subscriber at an ROE Property that was billed for SMATV Non-Bulk Service as of August 31, 2006 for the calculation of the Purchaser Price and as of November 30, 2007 for the calculation of the Earnout Amount.

(yyy)  “Subscriber” means any DTH Subscriber, SMATV Non-Bulk Subscriber or Bulk EBS Subscriber.

(zzz)  “System” means the cable, direct satellite system, SMATV system, mater antenna television or other television system built, acquired and/or operated by Sellers at the ROE Property, including all System Equipment and any and all other related wiring installed at the ROE Property as of the Closing Date in connection with the provision of cable, direct satellite television services and SMATV at the ROE Property.

(aaaa)  “System Equipment” means all equipment used in, or necessary for, the safe and proper operation of the System, including, but not limited to, satellite dishes, antennas, parabolic receiver antennas, leads, cables, conduit, terminals, location markers, amplifiers, down converters, wiring, descrambling equipment, head end equipment (including all racks, security and air conditioning units, power inserters, modulators, receivers and access cards), pedestals, junction boxes, vaults, splitters, interdiction devices, power supplies, receivers, destackers, amplifiers, decoders and other electronic devices used to distribute broadband communication signals.

(bbbb)  “Taxes” means all taxes, additions to tax, penalties, interest, fines, duties, withholdings, assessments, and charges assessed or imposed by any governmental authority, including but not limited to all federal, state, county, local and foreign income, profits, gross receipts, import, ad valorem, real and personal property, franchise, license, sales, use, value added, stamp, transfer, withholding, payroll, employment, excise, custom, duty, and any other taxes, obligations and assessments of any kind whatsoever; the foregoing shall include, but not be limited to, any liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group as well as any liability under any tax allocation, tax sharing, tax indemnity or similar agreement.

(cccc)  “WARN Act” has the meaning set forth in Section 3.35(c).

(dddd)  “Weighted Average Remaining ROE Agreement Term” means as of any date, the average remaining term of the ROE Agreements including any automatic renewal terms under the sole control of either of the Sellers on or prior to the Closing Date, or the sole control of Purchaser after the Closing Date until the Earnout Date, weighted based on the applicable Gross Margin for such date. For purposes of calculating the Weighted Average Remaining ROE Agreement Term as of the date of this Agreement, any ROE Agreement that is expired is deemed to have a remaining term (including automatic renewals) of one (1) month and the remaining term (including automatic renewals) of all other ROE Agreements is based on the actual term (including automatic renewals) remaining as of such date. For purposes of calculating the Weighted Average Remaining ROE Agreement Term as of the Closing Date and as of the Earnout Date, any ROE Agreement that is expired or has a remaining term (including any automatic renewals) of less than twelve (12) months will be deemed to have a remaining term (including automatic renewals) of twelve (12) months and the remaining term (including automatic renewals) of all other ROE Agreements will be based on the actual term (including automatic renewals) remaining as of such date.

(eeee)  “Whole Years” means at any date, the number calculated by dividing the Weighted Average Remaining ROE Agreement Term at such date, by 12 and rounding the quotient up to the nearest whole number for each fractional year that is greater than or equal to one-half (0.50).

1.2  Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

1.3  Other Definitional Provisions.

(i)  The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(ii)  The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(iii)  References to an “Exhibit”, “Annex” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits, Annexes or Schedules attached to or referenced in this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

(iv)  The term “Dollars” or “$” shall refer to the currency of the United States of America.

(v)  All references to time shall refer to Los Angeles, California time.

(vi)  The term “including” is by way of example and not limitation, whether or not followed by the words “without limitation” or any similar phrase.

ARTICLE 2
PURCHASE AND SALE OF ASSETS

2.1  Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, (a) Multiband hereby sells, transfers, assigns and conveys to Purchaser, and Purchaser hereby purchases, the Multiband Assets free and clear of all Liens and encumbrances and (b) Rainbow hereby sells, transfers, assigns and conveys to Purchaser, and Purchaser hereby purchases, the Rainbow Assets free and clear of all Liens and encumbrances. The Multiband Assets and the Rainbow Assets are intended to include all the Assets.

2.2  Assumed Liabilities; Retained Liabilities. Purchaser shall assume no liabilities of Sellers other than the post-closing obligations under the ROE Agreements following the Closing, which liabilities are expressly assigned to and assumed by Purchaser hereunder (the “Assumed Liabilities”). It is expressly agreed and understood that, except for the Assumed Liabilities, Purchaser does not assume any obligations or liabilities of Sellers, including, without limitation, any liabilities arising out of or relating in any way to the build-out or operation of a System or the System Equipment prior to Closing at each ROE Property by Sellers or others or with respect to any Pre-Closing Owner Commissions (the “Retained Liabilities”).

2.3  Purchase Price; Payment. The total consideration for the Assets (the “Purchase Price”) shall be equal to (i) the RandM Assets Purchase Price, plus (ii) three million, four hundred and thirty thousand dollars ($3,430,000.00) for the other Multiband Assets and the Rainbow Assets, which portion of the purchase price is calculated based on the Closing Date Free Cash Flow and the Purchaser’s Minimum IRR and the assumption that at the Closing, the Closing Date Weighted Average Remaining ROE Agreement Term will be at least eighty-four (84) months, plus (iii) the Assumed Liabilities; provided, however, that the portion of the Purchase Price described in subsection (ii) above shall be adjusted up or down as set forth on Schedule 2.3(a) to reflect the actual Closing Date Weighted Average Remaining ROE Agreement Term. Schedule 2.3(b) sets forth the calculation of the Purchase Price excluding the Assumed Liabilities and the RandM Assets Purchase Price and details the calculations for Free Cash Flow and the Purchaser’s Minimum IRR. The cash portion of the Purchase Price attributable to the Schedule 2.4 ROE Assets will be paid by Purchaser to Rainbow at the Initial Closing as described in Section 2.4 below. The balance of the Purchase Price shall be paid to the Sellers at the Closing as follows: (i) eighty percent (80%) of the cash portion of the Purchase Price will be paid to Sellers based on their respective Gross Margin Percentages and (ii) twenty percent (20%) of the cash portion of the Purchase Price shall be held by Purchaser as an indemnity holdback to cover claims by Purchaser under Article 9 hereof (the “Indemnity Holdback Amount”). The Holdback shall be released to Sellers pursuant to the terms of Section 2.6 below.

2.4  Initial Closing. At the Initial Closing, Purchaser shall pay to Rainbow three hundred and eighty-six thousand dollars ($386,000.00) (the “Schedule 2.4 Payment”) with respect to the ROE Agreements and the related Assets for the five (5) ROE Properties identified on Schedule 2.4 hereto (the “Schedule 2.4 ROE Assets”) if (a) such ROE Agreement provides Rainbow with the exclusive right to provide and market its private cable operator services at each such property, (b) the Weighted Average Remaining ROE Agreement Term of the ROE Agreements with respect to each of the Schedule 2.4 ROE Assets including any automatic renewal terms under the sole control of either of the Sellers on or prior to the Closing Date is at least sixty (60) months, and (c) the aggregate Gross Margin with respect to the ROE Agreements included in the Schedule 2.4 ROE Assets is at least fifteen thousand dollars ($15,000.00) per month. The Schedule 2.4 Payment shall be considered complete payment to Rainbow for the Assets relating to the Schedule 2.4 ROE Assets such that title to all such Assets will transfer to Purchaser as of the Schedule 2.4 Assets Effective Date. At the Closing Date, the Schedule 2.4 Payment shall be deducted from the Purchase Price due to Rainbow with respect to the balance of the Assets at the Closing Date and the Schedule 2.4 Payment shall be included as part of the Purchase Price with respect to calculation of the Earnout Amount and the Assets shall be included with all the other Assets for all other purposes under this Agreement.

2.5  Earnout. In addition to the Purchase Price, Sellers shall be entitled to the Earnout Amount on the Earnout Date. The Earnout Amount shall be paid to Sellers based on their respective Gross Margin Percentages.

2.6  Indemnity Holdback Amount. The Indemnity Holdback Amount shall be released as set forth below to Sellers in accordance with the Gross Margin Percentage: (a) to the extent that on the third (3rd) month anniversary of the Closing Date any claims by Purchaser under Article 9 hereof are less than seventeen and a half percent (17.5%) of the cash portion of the Purchase Price paid by Purchaser as of the Closing Date, then two and a half percent (2.5%) of the Indemnity Holdback Amount shall be released to Sellers on such third (3rd) month anniversary; (b) to the extent that on the sixth (6th) month anniversary of the Closing Date any claims by Purchaser under Article 9 hereof are less than fifteen percent (15.0%) of the cash portion of the Purchase Price paid by Purchaser as of the Closing Date, then two and a half percent (2.5%) of the Indemnity Holdback Amount shall be released to Sellers on such sixth (6th) month anniversary; (c) to the extent that on the nine (9) month anniversary of the Closing Date any claims by Purchaser under Article 9 hereof are less than twelve and a half percent (12.5%) of the cash portion of the Purchase Price paid by Purchaser as of the Closing Date, then two and a half percent (2.5%) of the Indemnity Holdback Amount shall be released to Sellers on such nine (9) month anniversary; and (d) to the extent that on the first (1st) year anniversary of the Closing Date, there are no claims by Purchaser under Article 9 hereof or such claims are less than twelve and a half percent (12.5%) of the cash portion of the Purchase Price paid by Purchaser as of the Closing Date, then the total remaining balance of the Indemnity Holdback Amount shall be released to Sellers on such first (1st) year anniversary of the Closing Date; provided, however, that if any claim by Purchaser under Article 9 is pending dispute as of the time of any release of any portion of the Indemnity Holdback Amount, then, unless the balance of the Indemnity Holdback Amount at such time (excluding the amount required to be distributed at such time) is sufficient to cover the amount of such disputed claim, then an amount equal to such claim shall continue to be held by Purchaser until such time as the disputed claim is finally resolved among the parties and such amount distributed according to such resolution or, as necessary, retained to insure that the appropriate Indemnity Holdback Amount at such time continues to be held by Purchaser.

2.7  Initial Closing Date; Closing Date.

(a)  Initial Closing. The consummation of the purchase and sale of the Schedule 2.4 ROE Assets provided for in Section 2.4 hereof (the “Initial Closing”) shall take place at 10:00 a.m. (Pacific Standard time) on October 19, 2006, or at such other date and time as is mutually agreed to by the parties (the “Initial Closing Date”), but shall be deemed effective as of 12:01 a.m. (Pacific Standard time) on September 29, 2006 (the “Schedule 2.4 Assets Effective Date”). The Initial Closing shall take place by delivery to each of Purchaser’s and Multiband’s principal office via facsimile transmission or email transmission in PDF file format (with originals sent via overnight courier service) of the signed Agreement and delivery of (a) the Initial Closing Purchase Price to be made in accordance with Section 2.4, (b) a fully executed assignment for each ROE Agreement listed on Schedule 2.4, other than with respect to the ROE Agreement for the ROE Property known as the Promenade which ROE Agreement was executed in the name of Purchaser and therefore does not require further assignment to Purchaser, (c) a fully executed bill of sale with respect to the Schedule 2.4 ROE Assets, (d) a fully executed Secretary’s Certificate of Rainbow providing the information required by Section 6.28 with respect to the sale of the Schedule 2.4 ROE Assets, and (e) evidence of compliance with the actions required by Sections 6.23 (Transfer of Chain Numbers), Section 6.24 (Transfer of Accounts) and Section 6.25 (DirecTV’s Waiver of Right of First Refusal) with respect to the Schedule 2.4 ROE Assets, or at such other place or in such other manner as the parties hereto may agree. In addition, (x) execution of this Agreement is evidence that (1) none of the conditions contemplated in Section 6.3 (Legislation) or Section 6.4 (Proceedings) are present with respect to the Schedule 2.4 ROE Assets, and (2) there are no consents or other approvals required with respect to the Schedule 2.4 ROE Assets, (y) the information required pursuant to Section 6.17 (ROE Agreement and Subscriber Information) shall be delivered to Purchaser within two (2) days after the Initial Closing Date, and (z) the information required by Section 6.11 (Technical Specifications), Section 6.12 (Owner Contact Information), Section 6.13 (Deposits), Section 6.14 (Free (“Comp”) Accounts and Service), Section 6.15 (Deposits), and Section 6.16 (Channel Lineups and Serial Numbers) shall be delivered to Purchaser within five (5) days after the Initial Closing Date. All Disclosure Schedules or other deliverables prepared by Sellers and delivered to Purchaser under the terms of this Agreement with respect to the Schedule 2.4 ROE Assets shall reflect information as of 12:01 a.m. (Pacific Standard time) on the Schedule 2.4 ROE Assets Effective Date.

(b)  Closing. The consummation of the purchase and sale of all of the other Assets (other than the Schedule 2.4 ROE Assets) provided for herein (the “Closing”) shall take place at 10:00 a.m. (Pacific Standard time) ninety (90) days after the date of this Agreement (the “Closing Date”); provided, however, that if at such time Sellers are in the process of continuing to negotiate New ROEs pursuant to Section 6.6 hereof, then upon written notice to Purchaser, Multiband shall have the option to extend the Closing for an additional ninety (90) days (the “Closing Extension Option”) in which case, the date that is one hundred and eighty (180) days after the date of this Agreement shall be the “Closing Date.” The Closing shall take place by delivery to each of Purchaser’s and Multiband’s principal office via facsimile transmission or email transmission in PDF file format (with originals sent via overnight courier service) of the documents to be delivered at the Closing and deliveries of the Purchase Price to be made in accordance with Section 2.3, or at such other place or in such other manner as the parties hereto may agree. All Disclosure Schedules or other deliverables prepared by Sellers and delivered to Purchaser under the terms of this Agreement with respect to the Assets (other than the Schedule 2.4 ROE Assets) shall reflect information as of 12:01 a.m. (Pacific Standard time) on the Closing Date, unless otherwise indicated in this Agreement.

2.8  Proceedings. All proceedings taken and all documents executed and delivered by the parties hereto at the Initial Closing with respect to the Schedule 2.4 ROE Assets shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered. All proceedings taken and all documents executed and delivered by the parties hereto at the Closing with respect to the Assets (other than the Schedule 2.4 ROE Assets) shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

2.9  Purchase Price Allocation. The consideration payable by Purchaser under this Agreement shall be allocated among the Assets (the “Allocation”) first to accounts receivable and inventory and equipment-vehicles and the balance shall be allocated 10% to tangible personal property and equipment and 90% to the ROE Agreements. Purchaser and each of the Sellers agree to (a) be bound by the Allocation and not to take any position inconsistent with such Allocation and (b) file all returns and reports with respect to the transactions contemplated in this Agreement, including all federal, state and local tax returns on the basis of such Allocation, including without limitation, IRS Form 8594.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

Unless otherwise indicated, as of the date hereof and as of the Closing Date, each of the Sellers represents and warrants to Purchaser, jointly and severally, as follows:

3.1  Organization. Multiband is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota with full power and authority to conduct its business as it is now being conducted and to own or use the Multiband Assets. Rainbow is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Connecticut with full power and authority to conduct its business as it is now being conducted and to own or use the Rainbow Assets.

3.2  No Subsidiaries. The Assets do not contain any interest, direct or indirect, in any business, corporation, joint venture, partnership, proprietorship or other entity. Multiband is the owner of and holds all rights with respect to the Multiband Assets and Rainbow is the owner of and holds all rights with respect to the Rainbow Assets. Except as set forth in Schedule 3.2, none of the Business is conducted through, and none of the Assets are owned by or through, any direct or indirect subsidiary or Affiliate of Sellers.

3.3  Authority. This Agreement constitutes the legal, valid and binding obligation of each of the Sellers enforceable against each of them in accordance with its terms. Upon the execution and delivery by the Sellers of the New ROEs, Noncompetition Agreements, the Call Center and Billing Agreement and the Internet Agreement and each other agreement to be executed or delivered by each such party at the Closing (collectively, the Sellers’ Closing Documents”), each of Sellers’ Closing Documents will constitute the legal, valid and binding obligation of each of the Sellers, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Each of the Sellers has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and each of the Sellers’ Closing Documents to which it is a party and to perform its obligations under this Agreement and each of the Sellers’ Closing Documents to which it is a party, and such action has been duly authorized by all necessary action by such Seller’s shareholders or members and board of directors or managers. No further proceeding on the part of any of the Sellers or their respective shareholders, members, managers or board of directors is necessary to authorize this Agreement, each of the Sellers’ Closing Documents to which it is a party and the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor compliance by any of the Sellers with its terms and provisions will violate (i) any provision of the Articles of Incorporation, Articles of Organization, Bylaws or Operating Agreement, as applicable, of such Seller, (ii) any Contract transferred to Purchaser or any permit or license of Sellers relating to the Business, or (iii) any law, statute, regulation, injunction, order or decree of any government agency or authority or court to which Sellers, the Business or any of the Assets is subject, except to the extent that any such violation would not be material with respect to the Assets individually or in the aggregate.

3.4  Capitalization. Multiband is and will be on the Closing Date the sole record and beneficial owner and holder of the issued and outstanding shares of Rainbow and such shares are and will be owned by Multiband, free and clear of all Liens. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Rainbow.

3.5  Financial Information Reports.

(a)  Each Seller has delivered to Purchaser the following financial information, (collectively, with any updates thereof, the “Financial Information Reports”): (a) an unaudited balance sheet as of June 30, 2006 (including the notes thereto, the “Balance Sheet”), and (b) the related monthly statements of income for the months of January through June 2006. Each of the Financial Information Reports delivered to Purchaser hereunder and pursuant to Section 5.8 below is and will be complete and correct and was and will be prepared from and is and will be in accordance with the accounting records of the Sellers which have been maintained in accordance with sound business practices and based on Sellers’ financial statements which have been prepared in accordance with GAAP consistently applied.

(b)  Schedule 3.5(b) sets forth a correct and complete schedule of the calculation of the Closing Date Gross Revenue for each of the ROE Properties.

(c)  Schedule 3.5(c) sets forth a correct and complete schedule of the calculation of the Closing Date Direct Costs for each of the ROE Properties.

(d)  Schedule 3.5(d) sets forth a correct and complete schedule of the calculation of the Closing Date Gross Margin for each of the ROE Properties.

3.6  Sufficiency of Assets; Title.

(a)  The Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Sellers’ Business in the manner presently operated by Sellers, and (b) include all of the California operating assets of the Sellers used in the Business. The Assets are suitable for the uses for which they are currently used by Sellers in the Business.

(b)  Schedule 3.6 contains a true and complete listing of each vehicle that is used in the Business, each driver that is assigned to such vehicle, whether the vehicle is owned or leased by the Sellers and an indication as to whether the vehicle belongs to an employee of the Sellers and if employee-owned, the applicable mileage reimbursement rate. Sellers will pay and satisfy any and all obligations with respect to the leased vehicles reflected on Schedule 3.6 on or prior to the Closing and at the Closing will deliver to Purchaser title to such leased vehicles and the Sellers’ owned vehicles, free and clear of all Liens.

(c)  Each Seller has or will have, and, upon consummation of the transactions contemplated hereby, will convey to Purchaser, full right, title and interest, and good and marketable title, to their respective Assets, free and clear of all Liens. To the Knowledge of Sellers, there are no claims, objections or bases for objections which any Owner of any ROE Property or any predecessor to either of the Sellers may raise in connection with any ROE Agreement or the other Assets and the transactions contemplated by this Agreement.

3.7  Contracts. Each Contract required to be listed on a Schedule hereto is valid and subsisting and is in full force and effect in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and there have been no amendments, creditors modifications, or supplements to any such Contract. There is no default by either Seller or claim of default by either Seller, or, to the Knowledge of Sellers, any other party thereto, under any such Contracts and no Event has occurred that, with the passage of time or the giving of notice or both, could reasonably be expected to constitute a default by either Seller or, to the Knowledge of Sellers, any other party thereto under any such Contract, or could reasonably be expected to permit modification, acceleration, or termination of any such Contract, or result in the creation of any Lien on any of the Assets. No party to any Contract has notified any Seller of its intention to terminate any Contract and to the Knowledge of Sellers, no party to any Contract has indicated its intent to do so, whether by exercising any termination or buy-out rights under any Contract or otherwise.

3.8  ROE Agreements.

(a)  Attached hereto as Schedule 3.8(a) is a complete and correct list of each Multiband ROE Agreement and each Rainbow ROE Agreement that is included in the Assets, including, without limitation, the correct and complete: (i) name and address of each ROE Property, (ii) the number of units at each ROE Properties, (iii) the type of service provided at each ROE Property, and (iv) the expiration date of the term of each ROE Agreement, provided, however, that the failure to set forth the exact correct number of units and property name of each Property will not have or be reasonably expected to have a Material Adverse Effect. Except as set forth on Schedule 3.8(a) and Schedule 3.8(b) below, there are no other Contracts (whether oral or written) entered into between either of the Sellers and any of the Owners of the ROE Properties that affect any of the Assets other than the RandM Assets.

(b)  Schedule 3.8(b) sets forth a true and correct list of each ROE Agreement with respect to which neither of the Sellers is paying any Owner Commissions or any programming fees to DirecTV, 4COM or any other programming services provider. There are no revenues or expenses associated with such ROE Properties because there are no subscribers at such ROE Properties and although Sellers have the right to provide television service and programming to such ROE Properties, no such service is currently provided by the Sellers. The failure to provide such service is not a breach of the ROE Agreements for such ROE Properties.

(c)  As of the Closing, Schedule 3.8(c) includes (i) a complete and correct list of each RandM ROE Agreement that is included in the Assets, including, without limitation, the correct and complete: (1) name and address of each ROE Property, (2) the number of units and the number and type of Subscribers at each ROE Property, (3) the type of service provided at each ROE Property, and (4) the expiration date of the term of each ROE Agreement, and (ii) a complete and correct list of each ROE Agreement that is included in the Assets but for which Sellers do not have copies of the respective ROE Agreements (each, a “Missing ROE Agreement”), including, without limitation, the correct and complete: (1) name and address of each such ROE Property, (2) the number of units and the number and type of Subscribers at each such ROE Property, (3) the type of service provided at each such ROE Property, (4) to the extent available, the expiration date of the term of each Missing ROE Agreement and (5) name of the Seller that provides the services pursuant to such Missing ROE Agreement. Except as set forth on Schedule 3.8(c), there are no other Contracts (whether oral or written) entered into between either of the Sellers and any of the Owners of the ROE Properties that affect any of the RandM Assets. Sellers represent that they have all right, title and interest in and to each Missing ROE Agreement and that the applicable Seller indicated has the right to provide the Services at such ROE Properties.

(d)  The Weighted Average Remaining ROE Agreement Term of the ROE Agreements is ten (10) months as of September 30, 2006. As of the Closing, the Weighted Average Remaining ROE Agreement Term of the ROE Agreements will be at least sixty (60) months.

(e)  Prior to the Closing, Sellers have delivered to Purchaser, true and complete files for each ROE Agreement, including, without limitation, the fully executed ROE Agreement, any schedules, exhibits, annexes, memoranda, assignments and amendments thereto, all correspondence with respect to each ROE Agreement since the acquisition date of each applicable ROE Agreement, and all instruments of transfer, assignment, conveyance and other instruments evidencing the applicable Seller’s chain of title with respect to each ROE Agreement, and hereby represents that each such transfer, assignment or other conveyance was in all respects legally effected and sufficient to convey, transfer and assign to the applicable Seller all right, title and interest in each ROE Agreement and the Assets (collectively, the “ROE Files”). Each ROE Agreement (i) represents the valid, binding and legal obligation of the respective Seller and each other party thereto, enforceable against such party in accordance with its terms; (ii) contains the expiration date of the term of such ROE Agreement and the exact number of apartment, dwelling or similar units at such ROE Property; and (iii) is in full force and effect according to the terms set forth in the ROE Agreement and has not been modified, supplemented or amended in any way.

3.9  SMATV Non-Bulk Properties. Schedule 3.9 sets forth a correct and complete list by ROE Property of each ROE Property that has SMATV Non-Bulk Service, the number of SMATV units, the number of channels available at each such ROE Property, which channels include local and transport stations delivered by 4COM, the monthly rate charged per subscriber for the SMATV Non-Bulk Service, the total monthly revenues at such ROE Property for the SMATV Non-Bulk Service, the number of SMATV Non-Bulk Service subscribers, the total monthly transport fees payable by Sellers to 4COM for the transport stations at such ROE Property and the total monthly fees payable by Sellers to DirecTV for the SMATV Non-Bulk Service.

3.10  HDTV Properties. Schedule 3.10 sets forth a correct and complete list of each ROE Property that is HDTV ready, together with the applicable HDTV platform installed at such ROE Property and a list of ROE Properties that have requested an HDTV upgrade.

3.11  Exclusivity.

(a)  Except as set forth on Schedule 3.8(a), each of the ROE Properties is exclusive to the respective Seller represented as holding the rights to such ROE Property with respect to the System and System Equipment (the “Exclusive Agreements”).

(b)  Except as set forth on Schedule 3.8(a) with respect to the Exclusive Agreements, (a) there is currently no franchise cable operator (“FCO”) connected to any minimum point of entry at any of the ROE Properties and no FCO has over built any of the Sellers’ Systems at any of the ROE Properties; (b) no unit at any ROE Property is serviced by the FCO; and (c) Sellers have sole and exclusive access to each of the ROE Properties in connection with (1) the provision of television service and programming delivered to each of the units on such ROE Properties using the cable distribution system and inside wiring at each such ROE Property and (2) the solicitation of residents residing at each ROE Property.

3.12  Access to ROE Properties. Pursuant to each ROE Agreement, each Seller has the right of ingress, egress, access and right of way across, through, in or on each part and all of the ROE Property covered by such ROE Agreement, to each unit within such ROE Property and to all Systems and System Equipment located on such ROE Property and used in the operation of the cable television or other similar system on such ROE Property, sufficient to provide the services that are required to be provided pursuant to each ROE Agreement. Neither Seller has been notified by any Owner of any ROE Property about any limitations or restrictions on such Owner’s ability to grant such rights to such Seller.

3.13  Ownership of Assets. Except as set forth on Schedule 3.13, Multiband owns all the Systems, the Systems Equipment used to provide the services to each of the ROE Properties under the Multiband ROE Agreements and all the other Multiband Assets and Rainbow owns all the Systems, the Systems Equipment used to provide the services to each of the ROE Properties under the Rainbow ROE Agreements and all the other Rainbow Assets. Neither Seller has previously assigned or transferred any of its right, title or interest in, to or under the Assets, and each Seller holds such right, title and interest free and clear of any and all Liens. Neither Seller has removed any of the Systems, Systems Equipment or other Assets that were located on any ROE Property at the time that Purchaser surveyed each of the ROE Properties during the period from September 20-22, 2006 (the “Inspection”). All of the Assets are materially in the same condition and functioning in the same manner as during the Inspection.

3.14  Accounts Receivable. Schedule 3.14 sets forth a correct and complete summary of all of the accounts receivable with respect to each ROE Property included in the Assets, including the aging of each account receivable segregated by Performing Subscriber and Non-performing Subscriber (the “Aging A/R Summary Report”), with supporting details to be electronically delivered to Purchaser at the Closing. All accounts receivable reflected on Schedule 3.14 represent or will represent valid obligations arising from sales actually made, services actually performed or services actually billed by Sellers.

3.15  Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.15, other than obligations under the ROE Agreements with respect to the applicable ROE Property to which such ROE Agreement relates, there are no Liens, debts, liabilities or obligations, of any nature, affecting the Assets.  Each Seller shall pay, discharge and perform promptly, when due, any and all Retained Liabilities of the Sellers that directly or indirectly affect the Assets.

3.16  Absence of Certain Changes and Events.

(a)  Since June 30, 2006, there has not been any change or occurrence that reasonably indicates there may be any change, in the management, business, prospects, results of operations or condition (financial or otherwise) of the Assets or the Business that has or could reasonably be expected to have a Material Adverse Effect.

(b)  Since June 30, 2006, neither Seller has (i) transferred or otherwise disposed of any of the Assets; (ii) entered into any compromise or settlement of or suffered any judgment in any litigation, proceeding, or governmental investigation relating to the Assets; (iii) suffered any material damage or destruction to, or loss of, any of the Assets whether or not covered by insurance; (iv) entered into any Contract, including, without limitation, with respect to Owner Commissions or other side Contract requiring any payments to be made with respect to the Assets; (v) except as set forth on Schedule 3.16, entered into any Contract to purchase or otherwise acquire control of any access and use agreements or service and installation agreements similar in nature to the ROE Agreements, either directly or indirectly, in the States of California and Arizona, including, without limitation, acquiring the assets of any system operator or other Person that engages in the Private Cable Operator Business in California or Arizona or (vi) entered into any written or oral Contract, other than this Agreement, to do any of the things enumerated in (i) through (v) of this Section 3.16.

3.17  Litigation.

(a)  Set forth on Schedule 3.17 is a true and complete list of all actions, suits, proceedings, audits and investigations instituted against or by any Seller affecting the Business or the Assets, since the acquisition of each ROE Agreement by the respective Seller, and a brief description of the nature and status thereof. There are no actions, suits or proceedings served and pending or, to the Knowledge of Sellers, threatened against or by either Seller relating to or affecting the Assets, at law, in equity or otherwise, in, before or by any court, arbitrator or governmental agency or authority. There are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against or affecting any of the Assets or the Business. Prior to the date of this Agreement, each Seller has delivered to Purchaser for review all Owner complaint files maintained by such Seller relating to the Assets for the past two (2) years.

(b)  As of the Closing, to the Knowledge of Sellers, (i) there are no claims, rights or actions that have accrued or could be asserted by either Seller against the Owner of any ROE Property specifically identified in this Agreement or any Schedule, Annex or Exhibit hereto or any of its affiliates (collectively, the “Owner Parties”) for any default, breach or violation by any Owner Parties under the applicable ROE Agreement; and (ii) neither Seller has any offsets or defenses that could be asserted in any action against any Owner Parties for payments or other obligations due under the applicable ROE Agreement.

3.18  Compliance with Law. Neither Seller is in violation of any applicable law, ordinance or regulation of any governmental entity which would affect the Assets or the Business. All governmental approvals, registrations, notifications, permits, licenses and other permissions or authorizations (collectively, “Authorizations”) required in connection with the conduct of the Business have been obtained and are in full force and effect and are being complied with by each Seller. Except as set forth on Schedule 3.18, since the acquisition by the respective Seller of each ROE Agreement, neither Seller has received any written notification of any asserted past or present violation in connection with the conduct of the Business of any applicable law, ordinance or regulation, or any written complaint, inquiry or request for information from any governmental entity relating thereto. Neither of the Sellers nor any of the Assets is the subject of any federal, state or local enforcement action or, to the Knowledge of Sellers, other investigation, including but not limited to those relating to Environmental Laws and Regulations.

3.19  Consents. Schedule 3.19 lists each consent, approval, waiver or authorization (collectively, the “Consents”) that is legally or contractually required on the part of any Seller to duly and validly transfer or assign each of the Assets as contemplated hereby.

3.20  Programming Services Fees. Schedules 3.9, 3.30 and 3.31 set forth all the fees for programming services paid to 4Com and DirecTV in connection with the Assets. Except as set forth on Schedules 3.9, 3.30 and 3.31, neither Seller pay fees to any other programming aggregator or supplier with respect to the ROE Properties. Neither Seller is providing any foreign programming pursuant to the terms of any cross license or other similar agreement with any third party providers.

3.21  Subscriber Information.

(a)  Schedule 3.21 sets forth a correct and complete list of the residual payments that DirecTV has paid to Sellers for the month ended June 30, 2006 and the total number of DTH Subscribers of Sellers with respect to the ROE Properties as of June 30, 2006. The information contained in Schedule 3.21 is consistent with the information provided to Sellers by DirecTV for the month ended June 30, 2006.

(b)  On or prior to the Closing Date, each Seller has delivered to Purchaser correct and complete copies of all of each Seller’s subscriber records for all of such Seller’s subscribers. Such copies contain all the terms of the Contracts, agreements, understandings and arrangements between the parties thereto with respect to the subject matter thereof.

3.22  Utility Payments. Except for the ROE Agreement with respect to the Mira Verde ROE Property that provides for reimbursement to certain homeowners at the rate of $5.51 per year for utility services, there are no other utility payments payable by either Seller to any Owner or resident of an ROE Property.

3.23  Control Room and Head End Rental Payments. There are no lease rental or similar fees payable by any Seller for use of any space required in connection with any System or component thereof at any ROE Property, including, without limitation, any rooftop lease or similar arrangements.

3.24  Retransmission Fees. There are no retransmission fees or similar payments or compensation payable to any Owner in connection with retransmission of signals from any ROE Property to other properties serviced by any Seller.

3.25  Owner Commissions. Schedule 3.25 sets forth a correct and complete list for each ROE Property of the amount of Owner Commissions payable to each Owner for the month ended August 31, 2006 and will be updated to reflect such Owner Commissions through the Closing Date, the type of revenue on which any such Owner Commissions are calculated, the frequency of payment and the due date for each such payment.

3.26  Owner Advances. There are no Owner Advances required to be paid under the terms of any of the ROE Agreements.

3.27  Free Off-Air Channels. Neither Seller is required to provide free access to any off-air channels or similar local programming or SMATV Non-Bulk Service under the terms of any ROE Agreement.

3.28  UCCs. Neither of the Sellers nor, to the Knowledge of Sellers, any predecessor of Sellers has filed any UCC-1 National Financing Statement with respect to the Assets.

3.29  Memorandums of Agreement. Neither Seller has recorded or is aware of any predecessor having recorded any memorandum of agreement or similar instrument in the public records in the county in which any ROE Property subject to an ROE Agreement is located.

3.30  Bulk SMATV Service. Except as set forth on Schedule 3.30, neither Seller is required to provide Bulk SMATV Service to any ROE Property. For each ROE Property at which any Seller is required to provide Bulk SMATV Service, Schedule 3.30 sets forth the type of Bulk SMATV Service provided at such ROE Property (whether analog or SMATV with a digital overlay for providing DirecTV), the number of units at such ROE Property, the number of channels available on each System for such ROE Property, the current rate charged to each Owner for such Bulk SMATV Service, the additional fees charged to each Owner by Multiband, the fees charged by DirecTV to Multiband for the SMATV Bulk Service programming cost, the transport fees charged by 4COM to Multiband for such ROE Property and an indication of whether such ROE Property is invoiced directly by Sellers for all costs or by DirecTV for programming costs and by Sellers for the additional fees. For the ROE Properties invoiced by Sellers, the rates that the Sellers charge Owners for Bulk SMATV Service are at least the same as those rates which DirecTV charges the Sellers for such Bulk SMATV Service.

3.31  Bulk Digital Service. Except as set forth on Schedule 3.31, neither Seller is required to provide Bulk Digital Service to any ROE Property. For each ROE Property at which a Seller is required to provide Bulk Digital Service, Schedule 3.31 sets forth the type of Bulk Digital Service provided at such ROE Property (whether digital or BCA), the number of units at such ROE Property, the current rate charged to each Owner for such Bulk Digital Service, the additional fees charged to each Owner by Sellers, the fees charged by DirecTV to Sellers for the Bulk Digital Service programming cost and an indication of whether such ROE Property is invoiced directly by Sellers for all costs or by DirecTV for programming costs and by Sellers for the additional fees. For the ROE Properties invoiced by Sellers, the rates that the Sellers charge Owners for Bulk Digital Service are at least the same as those rates which DirecTV charges the Sellers for such Bulk Digital Service.

3.32  Other Commissions. At the Closing, there will be no commission payments due from Sellers to any Person with respect to the Assets except for the December 2006 Owner Commissions which will be paid by Purchaser after the Closing.

3.33  DirecTV Registration and Charges. Neither Seller has registered any of the ROE Properties with any direct broadcast satellite provider other than DirecTV. Schedule 3.33 sets forth a correct and complete list of the DirecTV prepaid programming commissions paid to Sellers for the months of January through August 2006.

3.34  Employees.

(a)  Except for Morris Eiseman, Schedule 3.34 sets forth a correct and complete list of the following information for each employee, independent contractor, consultant and agent of the Sellers employed in the Business, including each employee on leave of absence or layoff status, employer, name, job title, date of hire, date of commencement of employment, current compensation paid, each individual that is employed by the Sellers in connection with the Business, their title and rate of pay.

(b)  Neither Seller has violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement and neither the Closing nor the transactions contemplated under this Agreement will cause or result in any such violation.

(c)  No former or current employee of either Seller is a party to or is otherwise bound by, any Contract that in any way adversely affected, affects or will affect the ability of such Seller or Purchaser to conduct the business as heretofore carried on by such Seller.

(d)  No present or former employee of any Seller or of any Subsidiary has advanced any material claim (whether under any applicable law, through any governmental agency, under an employment agreement, collective bargaining agreement, personal service or independent contractor agreement or otherwise) that is currently pending, or to the Knowledge of Sellers, threatened for (i) overtime pay, wages, salaries or profit sharing, vacation pay, paid time off (including, without limitation, potential sick leave) or pay in lieu of vacation or time off, (ii) any violation of any law relating to minimum wages or maximum hours of work, (iii) discrimination against employees on any basis, (iv) unlawful employment or termination practices, (v) unfair labor practices, (vi) any violation of occupational safety and/or health standards, (vii) benefits under any employee plans or compensation arrangement, or (viii) breach of any employment, personal service or independent contractor agreement. Neither of the Sellers nor any Subsidiary is a party to any collective bargaining agreement or is the subject of any labor dispute or activity involving the proposed organization of a union for any group or class of employees, and there has not been any strike or work stoppage of any kind called or, to the Knowledge of Sellers, threatened, against either of the Sellers or any Subsidiary.

3.35  ERISA.

(a)  Schedule 3.35 sets forth a correct and complete list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change-in-control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, Contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by any Seller or any other corporation or trade or business controlled by, controlling or under common control with such Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by any Seller or any such Seller’s ERISA Affiliate, or with respect to which any Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of any Seller or any such Seller’s ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”). Schedule 3.35 identifies as such any Employee Plan that is (i) a “Defined Benefit Plan” (as defined in Section 414(l) of the Code); (ii) a plan intended to meet the requirements of Section 401(a) of the Code; (iii) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (iv) a plan subject to Title IV of ERISA, other than a Multiemployer Plan. Also set forth on Schedule 3.35 is a complete and correct list of all ERISA Affiliates of Sellers during the last six (6) years.

(b)  Sellers have delivered to Purchaser true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller or any ERISA Affiliate) and all material documents, reports or filings related to each such Employee Plan.

(c)  Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as "COBRA" and (2) any applicable state statutes mandating health insurance continuation coverage for employees. Except for the continuation coverage requirements of COBRA, neither Seller has any obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

(d)  The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, and such plans have been operated in compliance with such laws and the written Employee Plan documents. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other governmental body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

(e)  Each Seller has maintained workers' compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise.

(f)  None of the transactions contemplated by this Agreement will result in an amendment, modification or termination of any of the Employee Plans. No written or oral representations have been made to any employee or former employee of any Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of any Seller concerning the employee benefits of Purchaser.

(g)  No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan. No liability to the Pension Benefit Guaranty Corporation has been or is expected by any Seller or any ERISA Affiliate to be incurred with respect to any Plan by any Seller or any ERISA Affiliate that could reasonably be expected to have a material adverse effect on the Business or the Assets. Neither Seller participates in or contributes, or has participated in or contributed, to any Multiemployer Plan.

3.36  Taxes. Each Seller has filed and paid, or has made provision for the payment of, and will pay all Taxes that affect the Assets. On or prior to the Closing Date, each Seller will deliver to Purchaser a copy of the Business Property Statements filed on or before April 1, 2006 for the calendar year 2006 and City Tax returns filed in January 2006 for each city in which an ROE Property is located.

3.37  Maintenance of Insurance. Each Seller maintains with financially sound and reputable insurers, insurance in such amounts and against such liabilities and hazards as is customarily maintained by other companies operating similar businesses as the Business and necessary to preserve the value of the Assets (the “Insurance”).

3.38  Rooftop Rights. Schedule 3.38 attached hereto sets forth a correct and complete list of all rooftop right or similar Contracts entered into by any Seller with respect to sending or receiving internet or other services via a rooftop microwave system. Each of the Sellers has secured all rights, licenses and permits necessary to exercise such rooftop rights and to use a rooftop microwave system.

3.39  System Operators. Schedule 3.39 sets forth a true and complete list of all system operators affiliated with each Seller in California or Arizona and the number of subscribers each system operator has as of the date of this Agreement and as of the Closing Date. Purchaser agrees that it shall not disclose the information set forth in Schedule 3.39 to anyone other than its employees and representatives who have a need to know such information and solely in connection with the purposes of this Agreement.

3.40  Free “Comp” Accounts. Except for the free or complimentary accounts provided to Owners of the ROE Properties to be disclosed to Purchaser on or prior to the Closing pursuant to Section 6.14, neither Seller is required to provide any other form of free service, including, without limitation, free introductory service to new Subscribers, under the terms of any of the ROE Agreements. Neither Seller is required to pay any Owner Commissions under any ROE Agreement with respect to any free “comp” accounts or service at any of the ROE Properties.

3.41  Acquisitions. Since January 1, 2006, neither of the Sellers nor any of their direct or indirect subsidiaries have entered into, or are contemplating entering into, and there is not pending any Contract, whether written or oral, including, without limitation, any letter of intent, regarding any acquisitions, mergers, joint ventures, divestitures or other material company events that would affect the Assets or the Business.

3.42  Transport Subscribers. Each Seller has accurately and completely reported the number of transport subscribers at all of the ROE Properties to 4COM.

3.43  No Brokers or Finders. Neither of the Sellers nor any of their Affiliates, employees or agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of either Sellers’ Business or the Assets or the transactions contemplated by this Agreement.

3.44  Disclosure. To the Knowledge of Sellers, no representation or warranty by any Seller in this Agreement, and no information disclosed in the Schedules or Exhibits supplied by Sellers, contains any untrue statement of a material fact or, taken as a whole, omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As of the Closing, Purchaser represents and warrants to the Sellers as follows:

4.1  Organization of Purchaser. Purchaser is a limited liability company duly formed, existing and in good standing under the laws of the State of California.

4.2  Authority. Purchaser has all requisite company power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed, and delivered by Purchaser and constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms. No further proceeding on the part of Purchaser is necessary to authorize this Agreement and the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor compliance by Purchaser with its terms and provisions will violate (i) any provision of the articles of organization or operating agreement of Purchaser, (ii) any contract, permit or license of Purchaser, or (iii) any law, statute, regulation, injunction, order or decree of any government agency or authority or court to which Purchaser or any of Purchaser’s assets is subject.

4.3  Consents. Except as set forth on Purchaser’s Schedule 4.3, there is no consent, approval, waiver or authorization that is legally or contractually required on the part of Purchaser to duly and validly purchase or acquire each of the Assets as contemplated hereby.

4.4  No Brokers or Finders. Except for Purchaser’s obligation to pay Paradigm Marketing Group, Inc. a brokers fee or commission for the services of Mr. Donald Johnson in connection with the transactions contemplated by the Agreement, neither Purchaser nor any of its affiliates, employees or agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the transactions contemplated by this Agreement.

4.5  Disclosure. To the Knowledge of Purchaser, no representation or warranty by Purchaser in this Agreement contains any untrue statement of a material fact or, taken as a whole, omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 5
CERTAIN COVENANTS AND AGREEMENTS

5.1  Confidentiality. All Confidential Information in connection with the transactions contemplated by this Agreement shall be kept confidential by each Seller and such Seller’s respective members, managers, officers, directors, employees, agents and representatives, Purchaser and its respective officers, directors, employees, agents and representatives (the “Purchaser’s Agents”), and shall not be disclosed by any of the parties hereto to anyone (other than their respective affiliates, members, shareholders, representatives and agents (including, without limitation, accountants, bankers, financial advisors and attorneys) with a reasonable need to know such information) at anytime for any purpose, without the prior written consent of the other party, provided that following the Closing, the Purchaser may disclose or permit the Purchaser’s Agents to disclose such information to third parties as reasonably necessary in connection with Purchaser’s acquisition and operation of the Assets.

5.2  Access to Information and Records. In connection with the transactions contemplated by this Agreement, during the period from the signing of this Agreement through the Closing Date, each Seller shall (a) give Purchaser the same full and free access as such Seller has to the Assets, including, without limitation, the ROE Properties, the Systems or any part thereof at the ROE Properties, the Owners, the property management team and the subscribers at each ROE Property and the such Seller’s personnel, Contracts, books and records and other documents and data relating to the Assets or the Business; (b) furnish Purchaser with copies of all such Contracts, books and records and other existing documents and data as Purchaser may reasonably request; (c) furnish Purchaser with such additional financial, operating and other relevant data and information as Purchaser may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Purchaser, with Purchaser’s investigation of the ROE Properties, Assets and financial condition related to each Seller.

5.3  Operation of the Business of Sellers. Between the date of this Agreement and the Closing, each Seller shall:

(a)  Conduct its business only in the ordinary course and consistent with past practice;

(b)  Except as otherwise directed by Purchaser in writing, and without making any commitment on Purchaser’s behalf, use its best efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and goodwill with subscribers, Owners, employees, agents and others having business relationships with any Seller;

(c)  Confer with Purchaser prior to implementing operational decisions of a material nature with respect to the Business or the Assets;

(d)  Otherwise report periodically to Purchaser concerning the status of the Business and each Seller’s operations and finances with respect thereto;

(e)  Make no material changes in management personnel involved in the Business without prior consultation with Purchaser;

(f)  Maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of the Business, including, without limitation, the requirements under the ROE Agreements;

(g)  Keep in full force and effect, without amendment, all material rights relating to each Sellers’ Business;

(h)  Comply with all Legal Requirements and contractual obligations applicable to the operations of each Seller’s Business;

(i)  Continue in full force and effect the Insurance;

(j)  Except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Employee Plan without the express written consent of Purchaser, and except as required under the provisions of any Employee Plan, not make any contributions to or with respect to any Employee Plan without the express written consent of Purchaser, provided that the Sellers shall contribute that amount of cash to each Employee Plan necessary to fully fund all of the benefit liabilities of such Employee Plan on a plan termination basis as of the Closing Date;

(k)  Maintain all books and records of each Seller relating to the Business in the ordinary course of business;

(l)  Notify Purchaser within seventy-two (72) hours after receiving or becoming aware of any indication of interest, solicitation or discussions between any Seller and any system operator in California or Arizona with respect to any acquisition, sale or joint venture of such system operator’s assets in whole or in part; and

(m)  Cease negotiating or discussing any new, or renewal of any, right of entry or service and installation or similar agreement with any owner or manager of a real property desiring to secure the services of any Seller in connection with its Private Cable Operator Business and provide Purchaser with notice of any such requests or expressions of interest for such negotiations or discussions within seventy-two (72) hours of any Seller becoming aware of same.

5.4  Negative Covenant. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, neither Seller shall (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.16 would be likely to occur; (b) make any modification to any material Contract; (c) fail to take any action to maintain the Systems at any of the ROE Properties in working order; (d) fail to respond to any service calls from subscribers at any of the ROE Properties or otherwise permit the service level of performance by any Seller with respect to the Assets to decline below the standard level of service provided by such Seller and consistent with past practice; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, the Business or the Assumed Liabilities.

5.5  Consents. Each Seller shall cooperate with Purchaser and its representatives in obtaining all the Consents required to effect the transactions contemplated by this Agreement.

5.6  Notification. Between the date of this Agreement and the Closing, each Seller shall promptly notify Purchaser in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of any of the Sellers’ representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had the representation or warranty been made as of the time of the occurrence of, or either Seller’s discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Schedules specifying such change, such delivery shall not affect any rights of Purchaser under Section 8.2 and Article 9. During the same period, each Seller shall promptly notify Purchaser of the occurrence of any breach of any covenant of the Sellers in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 6 impossible of unlikely.

5.7  No Negotiation. Until such time as this Agreement shall be terminated pursuant to Section 8.1 with respect to all the Assets, neither Seller shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Purchaser) relating to any business combination transaction involving any Seller or the sale of such Seller’s Business or any of the Assets. The Sellers shall notify Purchaser of any such inquiry or proposal with twenty-four (24) hours of receipt or awareness of the same by either Seller.

5.8  Updated Financial Information Reports. Until the Closing Date, each Seller shall deliver to Purchaser within twenty (20) days after the end of each month a copy of the balance sheet and income statements for such month prepared in a manner containing information consistent with such Seller’s current practices and certified by such Seller’s chief financial officer as to compliance with Section 3.5. In addition, within five (5) days after the end of each month the Sellers shall deliver to Purchaser each of the following in the same form as presented in the Disclosure Schedules: the DirecTV Residual Report (Schedule 3.21), the Bulk SMATV Gross Revenues and Direct Costs (Schedule 3.30), the Bulk Digital Gross Revenues and Direct Costs (Schedule 3.31), Owner Commissions (Schedule 3.25), DirecTV PPC Reports (Schedule 3.33), Payroll (Schedule 3.34) and SMATV Non-Bulk Service and DTH Non-Bulk Gross Revenues and Direct Costs (Schedule 3.9).

5.9  Payment of Liabilities. Each Seller shall pay, make adequate provision for the payment of, or otherwise satisfy in the ordinary course of business all of its liabilities and obligations, including, without limitation, all Retained Liabilities. If any such liabilities or obligations are not so paid, provided for or otherwise satisfied, or if Purchaser reasonably determines that the failure to make any payments will impair Purchaser’s use or enjoyment of the Assets or the conduct of the Business with the Assets, Purchaser may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and deduct the full amount of all such payments from the Indemnity Holdback Amount.

5.10  Employees and Employee Benefits. For the purpose of this Agreement, the term “Active Employees” shall mean all employees listed on Schedule 3.34 who are employed on the Closing Date by any Seller, including employees on temporary leave of absence, including family medial leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

(a)  Purchaser is not obligated to hire any Active Employee but may interview all Active Employees. Purchaser will provide Sellers with a list of Active Employees to whom Purchaser has made an offer of employment that has been accepted to be effective on the Closing Date (the “Hired Active Employees”). Subject to Legal Requirements, Purchaser will have reasonable access to the facilities and personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of each Seller for the purpose of preparing for and conducting employment interviews with all active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Each Seller will provide access upon reasonable prior notice during normal business hours. Effective immediately before the Closing, each Seller will terminate the employment of all of its Hired Active Employees.

(b)  Neither of the Sellers nor their Affiliates or related shareholders, members, managers, directors, officers or others in a similar capacity affiliated with the Sellers or any of their Affiliates (collectively, “Related Persons”) shall solicit the continued employment of any Active Employee (unless and until Purchaser has informed Sellers in writing that the particular Active Employee will not receive any employment offer from Purchaser) or the employment of any Hired Active Employee after the Closing. Purchaser shall inform Sellers promptly of the identities of those Active Employees to whom it will not make employment offers.

(c)  It is understood and agreed that (i) Purchaser’s expressed intention to extend offers of employment as set forth in this Section 5.10 shall not constitute any commitment, Contract or understanding (express or implied) of any obligation on the part of Purchaser to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Purchaser may establish pursuant to individual offers of employment, and (ii) employment offered by Purchaser is “at will” and may be terminated by Purchaser or by an employee at any time for any reason (subject to any written commitments to the contrary made by Purchaser or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Purchaser to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(d)  Each Seller shall be responsible for (i) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of such Seller through the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; (ii) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608, inclusive, of ERISA; and (iii) any and all payments to employees required under the WARN Act.

(e)  Sellers shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(f)  All Hired Active Employees who are participants in Sellers’ retirement plans shall retain their accrued benefits under Sellers’ retirement plans as of the Closing Date, and Sellers (or Sellers’ retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefore under such plans. All Hired Active Employees shall become fully vested in their accrued benefits under Sellers’ retirement plans as of the Closing Date, and Sellers will so amend such plans if necessary to achieve this result. Sellers shall cause the assets of each Employee Plan to equal or exceed the benefit liabilities of such Employee Plan on a plan-termination basis as of the close of business on the Closing Date.

(g)  Sellers will cause their savings plan to be amended in order to provide that the Hired Active Employees shall be fully vested in their accounts under such plan as of the Closing Date and all payments thereafter shall be made from such plan as provided in the plan.

(h)  Neither of the Sellers nor their respective Related Persons will make any transfer of pension or other employee benefit plan assets to Purchaser. Purchaser shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Sellers. Each Seller shall be solely liable for any severance payment required to be made to its employees due to the transactions contemplated under this Agreement.

(i)  Purchaser will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including, work rules, benefits and salary and wage structure, all as permitted by law. Each Seller, as applicable, shall provide Purchaser with completed I-9 forms and attachments with respect to all Hired Active Employees.

(j)  Each of the Sellers and Purchaser shall give any notices required by Legal Requirements, shall provide each other with such plan documents and summary plan descriptions, employee data or other information and shall take whatever other actions with respect to the plans, programs and policies described in this Section 5.10, as, in each case, may be reasonably required to carry out the arrangements described in this Section 5.10.

(k)  If any of the arrangements described in this Section 5.10 are determined by the IRS or other governmental body to be prohibited by law, each of the Sellers and Purchaser shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

5.11  System Operators. Sellers shall notify Purchaser within seventy-two (72) hours after being entitled to acquire any system operator’s assets located in California or Arizona either upon a system operator’s default or otherwise or after becoming aware of any expression of interest from a system operator regarding such operator’s desire to sell or otherwise dispose of all or part its assets to either Seller (each, a “SO Offer”). For a period of three (3) years following the Closing, each Seller agrees to provide Purchaser with a right of first refusal regarding any SO Offer in California or Arizona. Purchaser shall have a period of ninety (90) days after receipt of notice regarding any SO Offer to attempt to negotiate the acquisition of such system operator’s assets, provided, however, that if such Seller is unable to assign such SO Offer directly to Purchaser, such Seller shall undertake such negotiations directly on behalf of Purchaser in order to acquire the assets in such SO Offer to be resold or otherwise assigned to Purchaser. If a Seller undertakes such negotiations, it shall proceed based on terms and conditions acceptable to Purchaser in Purchaser’s sole discretion. Upon concluding any such acquisition, such Seller shall take all actions necessary to assign such assets to Purchaser on the same terms and conditions as acquired by Seller and approved by Purchaser. If Purchaser decides not to pursue any SO Offer or if Purchaser’s discussions regarding any potential acquisition from a Seller’s system operator cease completely, then following receipt of notice of same from Purchaser, such Seller shall have the opportunity to acquire such assets for a period of sixty days (60) days following the date of such notice. Thereafter, any potential acquisition of the assets of such system operator shall be subject to the right of first refusal with respect to each SO Offer described in this Section 5.11.

5.12  Further Assurances; Sellers Access to Records. At such time and from time to time on and after the Closing Date upon request by Purchaser, each Sellers shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances that may reasonably be required for the better conveying, transferring, assigning, delivering and confirming ownership to, or reducing to the possession of, Purchaser all of the Assets and to otherwise carry out the purposes of this Agreement. Each Seller agrees to promptly deliver, remit or return to Purchaser all Assets and amounts received by it after the Closing that, pursuant to the terms hereof, are owned by or are due to Purchaser. Purchaser shall permit each of the Sellers and their authorized representatives to have reasonable access to, on a confidential basis, and to copy, at such Seller’s expense, during regular business hours and upon reasonable advance notice to Purchaser and in a manner nondisruptive to Purchaser’s conduct of its business, such books, records and documents related to the Assets that are reasonably necessary for such Seller to comply with any applicable law or regulation or to respond to any legal or administrative claim or investigation.

5.13  Taxes, Reports and Returns. Each Seller shall pay any and all Taxes, including, without limitation, sales or transfer taxes in connection with the sale of its Assets, through the Closing Date. Each Seller shall promptly prepare and file all reports and returns required by Legal Requirements relating to the Business and its Assets as of the Closing Date.

5.14  Maintenance of Property Relations. Up to and including the Closing Date, each Seller shall take all actions necessary to preserve the goodwill and relationship with the Owner, the property management team and the tenants at each ROE Property for the benefit of Purchaser.

5.15  Compliance with Conditions. Each Seller shall use its commercially reasonable best efforts to bring about the satisfaction of the conditions to the obligations of Purchaser specified in Article 6 below.

5.16  Use of Tradename. From the Closing through March 31, 2007, each Seller agrees to permit Purchaser to use the name “Multiband Corporation” and “Rainbow Satellite Group, LLC”, as applicable, solely as necessary to effect the completion of the transition of the Assets from such Seller to Purchaser, provided that Purchaser shall not hold itself out as conducting business under either the “Multiband Corporation” or “Rainbow Satellite Group, LLC” names.

5.17  Accounts Receivable. Each Seller and Purchaser agree that all accounts receivable collections shall be allocated to either the respective Seller or the Purchaser based on the period to which such accounts receivable relate and prorated as necessary to reflect any amounts attributable to periods prior to the Closing Date and to periods on and after the Closing Date. All accounts receivable for periods ending prior to the Closing Date, including, prepaid programming commissions and commissions payable to Sellers pursuant to the DirecTV Residual Report for periods ending prior to the Closing Date and all fees with respect to Bulk Service, SMATV Non-Bulk Service and receivers invoiced prior to the Closing Date for periods prior to the Closing Date (the “Pre-Closing A/R”), shall be for the account of Sellers. All accounts receivable with respect to the Assets for periods ending on or after the Closing Date, including, without limitation, prepaid programming commissions and commissions payable to Sellers pursuant to the DirecTV Residual Report for periods ending on or after the Closing Date and all fees with respect to Bulk Service, SMATV Non-Bulk Service and receivers invoiced prior to the Closing Date for periods on or after the Closing Date (the “Post-Closing A/R”), shall be for the account of Purchaser. Each of the Sellers agree to remit to Purchaser any Post-Closing A/R and Purchaser agrees to remit to Multiband, as agent for the Sellers, any Pre-Closing A/R. All such remittances of accounts receivable shall be made by the applicable party to the other party within five (5) days of receipt; provided, however, that Sellers shall provide Purchaser with daily email update of any Post-Closing A/R collections. For purposes of this Section 5.17, Rainbow hereby appoints Multiband as its agent for purposes of receiving any Pre-Closing A/R remitted by Purchaser to Rainbow. Notwithstanding the foregoing, any accounts receivable with respect to the Schedule 2.4 ROE Assets for periods arising on or after the Schedule 2.4 Assets Effective Date shall be for the account of Purchaser and any accounts receivable with respect to the Schedule 2.4 ROE Assets for periods arising on or prior to the Schedule 2.4 Assets Effective Date shall be for the account of Rainbow. All such accounts receivable with respect to the Schedule 2.4 ROE Assets shall be handled in accordance with the terms described above for the Post-Closing A/R and the Pre-Closing A/R but taking into account the Schedule 2.4 Assets Effective Date.

5.18  Noncompetition Agreements. Sellers shall bear all costs necessary to secure each of the Noncompetition Agreements described in Section 6.18 below.

5.19  Mutual Cooperation. Purchaser and each Seller agree to mutually cooperate in good faith with each other in connection with Sellers’ efforts to obtain each New ROE in the name of the respective Seller as required pursuant to Section 6.6 below. In connection with such good faith cooperation, Purchaser shall use its marketing representatives to assist in negotiating and securing the New ROEs, provided, however, that the wages (excluding Sales Commissions due with respect to the New ROEs) payable to Purchaser’s marketing representatives (the “Wages”) shall be the only cost incurred by Purchaser in connection with Sellers’ obligations under Section 6.6 below.

5.20  Right of First Refusal to Sell New ROEs. In the event that for any reason the Closing does not occur, both Sellers agree that for a period of one year following the date of termination of this Agreement with respect to the Assets (other than the Assets relating to the Schedule 2.4 ROE Assets) Purchaser shall have a right of first refusal to purchase any New ROE at a purchase price that yields the Minimum Purchaser IRR as of the Closing based on the Closing Date Cash Flow and the Weighted Average Remaining ROE Agreement Term of the New ROEs to be purchased. Such right of first refusal may be exercised with respect to any or all New ROEs upon written notice by Purchaser to Sellers identifying the New ROEs to be purchased and specifying the calculation of the purchase price to be paid for the New ROEs to be purchased. Sellers agree to sell to Purchaser the New ROEs specified in the notice delivered by Purchaser at the purchase price specified therein. The closing of any such purchase shall occur within thirty (30) days after the date of the notice delivered by Purchaser.

ARTICLE 6
CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligations of Purchaser under this Agreement (except with respect to the Initial Closing pursuant to Section 2.7 hereof) shall, at its option, be subject to the satisfaction, prior to the Closing Date, of all of the following conditions:

6.1  Representations, Warranties, Covenants and Agreements. Each of the Sellers’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedules. Each Seller’s representations and warranties in Sections 3.3 and 3.5, and each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedules. Sellers shall have delivered to Purchaser a certificate dated as of the Closing Date to all such effects.

6.2  Sellers Performance. All of the covenants and obligations that the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with by the Closing Date. Sellers shall have delivered to Purchaser a certificate dated as of the Closing Date to all such effects.

6.3  Legislation. No statute, rule, regulation, order or interpretation shall have been enacted, entered or deemed applicable by any domestic government or governmental or administrative agency or court that would make the transactions contemplated by this Agreement illegal or that would cause Purchaser or any Affiliate or Related Person of Purchaser to suffer any adverse consequence.

6.4  Proceedings. There shall not have been commenced or threatened against any Seller, or to the Knowledge of Sellers, commenced or threatened against Purchaser or any Owner any proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the transactions contemplated by this Agreement.

6.5  Employees. All requisite notice periods under the WARN Act and California’s equivalent provision shall have expired. Purchaser shall have entered into an employment agreement with David Nelson on terms and conditions reasonably acceptable to Purchaser. Substantially all Active Employees of Sellers shall be available for hiring by Purchaser, in its sole discretion, on and as of the Closing Date.

6.6  New Exclusive ROE Agreements. Receipt by Purchaser of new fully executed Right of Entry Agreements for each ROE Property on Schedule 3.5(d) with a Closing Date Gross Margin over one thousand dollars ($1,000) per month (and which is highlighted in bold black typeface on Schedule 3.5(d)) (the “New ROEs”) on form agreements provided by Purchaser, but in the name of the appropriate Seller, and which provide for terms and conditions that are acceptable to Purchaser, including, without limitation, a minimum term of ten (10) years and an exclusive right to provide digital satellite, SMATV and broadband services and to market such services at such property, with all costs (including any Sales Commissions payable to Purchaser’s marketing representatives, but excluding the Wages) incurred in connection with securing such New ROEs paid by Sellers on or prior to the Closing.

6.7  Intentionally Omitted.

6.8  Consents. Receipt by Purchaser of each of the Consents set forth on Schedule 3.19 on forms reasonably acceptable to Purchaser, but excluding any Consent with respect to an ROE Property for which a New ROE is required pursuant to Section 6.6 above.

6.9  Call Center and Billing Services. Each Seller and Purchaser agree to enter into that certain Call Center and Billing Services Agreement on terms and conditions mutually agreeable to Purchaser and Multiband (the “Call Center and Billing Agreement”), which Call Center and Billing Agreement will provide, inter alia, that (a) Sellers shall provide Purchaser with customer center call service and billing services, (b) such services shall be billed to Purchaser at the rate of three dollars ($3.00) for each Subscriber, (c) Purchaser may add or remove any ROE Property or any other property specified by Purchaser upon ten (10) days prior written notice to Sellers, (d) minimum performance standards that equal or exceed those of Purchaser’s call center or the requirements set forth in Purchaser’s DirecTV MDU Key Account Operator Agreement, dated March 31, 2006, and (e) all payments received or collected by Seller’s on behalf of Purchaser pursuant to the billing services arrangement shall be received and deposited into a lockbox account established by Purchaser.

6.10  Internet Services Agreement. Multiband and Purchaser agree to enter into that center Internet Services Agreement on terms and conditions mutually agreeable to Purchaser and Multiband (the “Internet Agreement”), which Internet Agreement will provide, inter alia, that (a) within thirty (30) days after the Closing, Purchaser shall provide to Multiband a list of twenty properties at which Purchaser has the right to provide Internet services pursuant to right of entry agreements and Purchaser shall commit to use Multiband’s Internet service solution to launch the Internet service required to be delivered by Purchaser at such properties at such time as Purchaser is prepared to launch such properties, (b) Multiband agrees that the Internet service it provides to Purchaser will consist of a minimum of 10 megabits/second of bandwidth, (c) such services shall be billed to Purchaser at Multiband’s then current cost which is represented as of the Closing to comprise a $2500.00 one-time installation fee for each property at which Purchaser requests 10 megabits/second of bandwidth or a $3500.00 one-time installation fee for each property at which Purchaser requests 45 megabits/second of bandwidth, in each case, including installation of all wireless devices and repair and maintenance of such wireless devices for the duration of the term of the Internet Agreement, a $300.00 monthly circuit fee for each property receiving the services, and a $4.00 monthly fee for each internet subscriber using such service at each property, subject to mutually agreed to changes should Multiband’s cost structure change, (d) the initial term of the Internet Agreement will be three (3) years, (e) upon Purchaser’s request, Multiband shall provide Purchaser with Internet connectivity service to residents at any property that is serviced by Purchaser during the term of the Internet Agreement, (f) Multiband agrees to comply with performance standards that are at least comparable to, if not better than, the performance standards of Purchaser’s existing Internet service solution providers, and (g) Purchaser may request or cancel Internet service with respect to any property at anytime upon ten (10) days prior written notice to Multiband.

6.11  Technical Specifications. Receipt by Purchaser at least ten (10) days prior to the Closing, of a correct and complete list of the technical specifications for each ROE Property, including, without limitation, the type of delivery system (SMATV, L-Band, HDTV, MFH1, etc), whether it has digital service, whether it has Internet service, the bandwidth, the applicable Seller’s Property Number, headend name and repeater name.

6.12  Owner Contact Information. Receipt by Purchaser on or before October 27, 2006, of the most currently available name, address, telephone number and email address for each Owner of an ROE Property, Owner’s management company, Owner’s onsite managers and asset portfolio or equivalent managers that work for the Owner or the Owner’s management company. Receipt by Purchaser at least ten (10) days prior to the Closing, of a correct and complete electronic list of the most currently available name, address, telephone number and email address for each Owner of an ROE Property, Owner’s management company, Owner’s onsite managers and asset portfolio or equivalent managers that work for the Owner or the Owner’s management company and detailed supporting calculations for the Owner Commissions paid or to be paid consistent with past practice by each Seller for the period from October through December 31, 2006 for ROE Agreements with quarterly payment terms and for the month ended December 31, 2006 for ROE Agreements with monthly payment terms.

6.13  Deposits. Receipt by Purchaser of a correct and complete report as of the Closing, identifying the name and address (including unit number) of each Subscriber at an ROE Property who has provided a credit card to Sellers as security for each of such subscriber’s deposit obligations, and a correct and complete report as of the Closing identifying the name and address (including unit number) of each Subscriber at an ROE Property who pays Sellers for their services by other than a paper check.

6.14  Free (“Comp”) Accounts and Service. Receipt by Purchaser of a correct and complete list by ROE Property of the number and type of free “comp” accounts provided by each Seller to each ROE Property under the terms of each ROE Agreement or otherwise, to what locations on the ROE Property such free accounts are provided and the type of service and any specific customer premise equipment provided.

6.15  Deposits. Receipt by Purchaser of a correct and complete summary of all deposits due and owing to Subscribers or Owners that are held by each Seller as of the Closing, including, without limitation, deposits with respect to any customer premise equipment, deposits with respect to the provision of Bulk SMATV Service or Bulk Digital Service and the terms under which such deposits are refundable (the “Cash Deposits”).

6.16  Channel Lineups and Serial Numbers. Receipt by Purchaser of a correct and complete listing of the channel lineups and the receiver serial number/access and number for each channel in the lineup at each ROE Property, together with prices relative to each programming package at each ROE Property, as in effect on the Closing Date, a notation as to whether or not the Systems are delivering the channel lineups as set forth in the information delivered to Purchaser hereunder and as to whether such channel lineups are in fact available and fully functional at each ROE Property.

6.17  ROE Agreement and Subscriber Information. Receipt by Purchaser of (a) the ROE Files; (b) correct and complete files of each Seller’s Subscriber records for the Subscribers included in the Assets, including, without limitation, the address, unit number, type of services subscribed to and amounts and descriptions of any deposits held by each Seller with respect to each subscriber; and (c) a correct and complete electronic listing of all unit labeling information for each ROE Property; provided, however, that the general Subscriber information and unit labeling information shall each be provided in an electronic format suitable for uploading into Purchaser’s customer database system.

6.18  Noncompetition Agreements. Receipt by Purchaser of a fully executed Noncompetition, Nonsolicitation and Nondisclosure Agreement on terms and conditions mutually agreed to by Purchaser, and each of the Sellers and the following principals of Multiband, respectively: (a) James Mandel, Chief Executive Officer, (b) Steve Bell, Chief Financial Officer, (c) Kent Whitney, Chief Operating Officer, and (d) David Ekman, Chief Information Officer (collectively, the “Noncompetition Agreements”), including, without limitation, a minimum term of five (5) years from the Closing for each Seller and a minimum term of two (2) years from the Closing for each individual listed in subsections (a) through (d) above, and in each case extending the benefits of the noncompetition provisions to Purchaser and its Affiliates in the states of California and Arizona. In addition, the Noncompetition Agreements with respect to the Sellers will exclude from the prohibition against competition, the Sellers existing system operators as of the date of this Agreement and will specifically provide that Sellers’ provision of call center and billing services to third parties and their provision of internet services to their system operator network and Purchaser shall not be deemed to be competition with Purchaser provided, however, that Sellers do not provide internet services directly to residents at any ROE Property within the territory of California or Arizona.

6.19  Enforcement of Existing Covenants. Each of the Sellers agree to reasonably cooperate with Purchaser to enforce the existing covenants not to compete that affect the Assets and upon request from Purchaser will assist in taking all action reasonably necessary to try to prevent James Zaphirou from soliciting any of the ROE Properties included in the Assets, including, without limitation, by providing written communications necessary to remind Mr. Zaphirou of his obligations regarding the Assets.

6.20  Payoff Letters. A statement from each of (a) Dinamo Entertainment, Inc. (“Dinamo”) as holder of that certain Promissory Note dated as of August 26, 2005 executed by Multiband in the principal amount of six hundred thousand dollars ($600,000.00) in connection with that certain Cable System Acquisition Agreement by and between Multiband and Dinamo executed on or about August 31, 2005, and (b) Rand’M, a California corporation, as holder of that certain Promissory Note dated as of September 13, 2006 executed by Multiband in the principal amount of one hundred forty-six thousand, five hundred dollars ($146,500.00) in connection with that certain Cable Systems Acquisition Agreement by and between Multiband and Rand’M effective September 13, 2006, dated the Closing Date, setting forth the principal amount then outstanding on the indebtedness represented by each note, the interest rate thereon and a statement to the effect that Multiband, as obligor under such note, is not in default under any of the provisions thereof.

6.21  Instruments of Transfer. Receipt by Purchaser of such instruments of transfer, assignment, conveyance and other instruments sufficient to convey, transfer and assign to Purchaser all right, title and interest in the Assets, together with possession of such Assets, all in form and substance reasonably satisfactory to Purchaser and its counsel, including, but not limited to, (a) an assignment for each ROE Agreement and (b) a bill of sale, each in a form mutually agreed to among the parties.

6.22  Lien Release. Receipt by Purchaser of evidence satisfactory to Purchaser and its counsel of the termination or nonexistence of any Liens with respect to the Assets.

6.23  Transfer of Chain Numbers. Each Seller will sign and approve and secure DirecTV’s approval to transfer each ROE Agreement registered with DirecTV under a “PID” number listed on Schedule 3.8(a) from such Seller’s chain number with DirecTV to Purchaser’s chain number with DirecTV.

6.24  Transfer of Accounts. Receipt of evidence satisfactory to Purchaser that each Seller’s account for services provided by 4COM and the Bulk Service and SMATV Non-Bulk Service accounts for services provided by DirecTV shall be transferred to Purchaser’s account as of the Closing.

6.25  DirecTV’s Waiver of Right of First Refusal. Receipt by Purchaser of a waiver from DirecTV in connection with DirecTV’s waiver of its right of first refusal that Multiband granted to DirecTV pursuant to its agreement with DirecTV.

6.26  Board and Lender Approvals. Receipt by Purchaser of all approvals required by Purchaser’s Board of Managers and its financial institutions lenders and of all approvals required by each Seller’s Board of Directors or Board of Managers, as applicable.

6.27  Updated Disclosures. Receipt by Purchaser of each of the updated schedules and electronic lists and files required to be delivered to Purchaser pursuant to the terms of this Agreement, which updated schedules and electronic lists and files shall reflect information consistent with that previously presented to Purchaser and which does not result in a Material Adverse Effect with respect to the Assets considered as a whole.

6.28  Secretary’s Certificate. Receipt by Purchaser of a certificate of the Secretary of each Seller (a) attaching true, correct and complete copies of all resolutions duly adopted by the Board of Directors or Managers of such Seller authorizing such Seller’s execution, delivery and performance of its obligations under this Agreement (and naming specific persons who are authorized to sign those documents on behalf of Seller), such Seller’s execution, delivery and performance of its obligations under all other agreements and documents, and the taking by such Seller of all other actions, in furtherance of the foregoing, which resolutions shall not have been altered, amended, modified or rescinded and shall remain in full force and effect on the Closing Date; (b) attaching true and complete copies of the charter documents (Articles of Incorporation and Bylaws or Articles of Organization and Operating Agreement, as applicable) of such Seller, which charter documents shall not have been altered, amended, modified or rescinded and shall remain in full force and effect on the Closing Date and (c) certifying as to the incumbency and signatures of the officers of such Seller that sign the Agreement and any other document delivered or to be delivered by such Seller pursuant to any of the foregoing.

ARTICLE 7
CONDITIONS TO SELLERS’ OBLIGATIONS

The obligations of the Sellers under this Agreement (except with respect to the Initial Closing pursuant to Section 2.7 hereof) shall, at their option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

7.1  Representations, Warranties, Covenants and Agreements. Each of the Purchaser’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made. Each of the Purchaser’s representations and warranties in Section 4.2, and each of the Purchaser’s representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the time of the Closing as if then made. Purchaser shall have delivered to Sellers a certificate dated as of the Closing Date to all such effects.

7.2  Legislation. No statute, rule, regulation, order or interpretation shall have been enacted, entered or deemed applicable by any domestic government or governmental or administrative agency or court that would make the transactions contemplated by this Agreement illegal or that would cause Sellers or any Affiliate or Related Person of Sellers to suffer any adverse consequence.

7.3  Proceedings. There shall not have been commenced or threatened against Purchaser, or to the Knowledge of Purchaser, commenced or threatened against any Seller or any Owner any proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the transactions contemplated by this Agreement.

7.4  Secretary’s Certificate. Receipt by Sellers of a certificate of the Secretary of Purchaser (a) attaching true, correct and complete copies of all resolutions duly adopted by the Board of Directors of Purchaser authorizing Purchaser’s execution, delivery and performance of its obligations under this Agreement (and naming specific persons who are authorized to sign those documents on behalf of Purchaser), Purchaser’s execution, delivery and performance of its obligations under all other agreements and documents, and the taking by Purchaser of all other actions, in furtherance of the foregoing, which resolutions shall not have been altered, amended, modified or rescinded and shall remain in full force and effect on the Closing Date; and (b) certifying as to the incumbency and signatures of the officers of Purchaser that sign the Agreement and any other document delivered or to be delivered by Purchaser pursuant to any of the foregoing.

ARTICLE 8
TERMINATION

8.1  Termination. By notice given prior to or at the Closing, subject to Section 8.2, this Agreement may be terminated as follows:

(a)  By Purchaser if a material breach of any provision of this Agreement has been committed by either Seller and such breach has not been waived by Purchaser;

(b)  By Multiband if a material breach of any provision of this Agreement has been committed by Purchaser and such breach has not been waived by Multiband;

(c)  By Purchaser if any condition in Article 6 has not been satisfied as of the date specified for the Closing in Section 2.7 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement), and Purchaser has not waived such condition on or before such date;

(d)  By Multiband if any condition in Article 7 has not been satisfied as of the date specified for the Closing in Section 2.7 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of either Multiband or Rainbow to comply with its obligations under this Agreement), and Multiband has not waived such condition on or before such date;

(e)  By mutual consent of Purchaser and Multiband; and

(f)  By Purchaser if the Closing has not occurred on or before April 30, 2007, or such later date as the parties may agree upon, unless Purchaser is in material breach of this Agreement.

8.2  Effect of Termination. Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. Unless the Initial Closing described in Section 2.4 hereof has not occurred, if this Agreement is terminated pursuant to Section 8.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 8.2 and Section 5.1 and Article 10 (except for those in Section 10.7) will survive, provided, however, that if this Agreement is terminated because of a breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired. If the Initial Closing described in Section 2.4 hereof has occurred, then this Agreement may only be terminated with respect to the balance of the Assets, and this Agreement shall remain in full force and effect with respect to the Schedule 2.4 ROE Assets.

ARTICLE 9
INDEMNIFICATION

9.1  Indemnification. The Sellers, jointly and severally, will indemnify and hold harmless Purchaser, and its members, managers, officers, employees, agents, consultants, advisors, accountants, financial advisors, legal counsel and representatives and Affiliates (collectively, the “Purchaser Indemnitees”), and will reimburse the Purchaser Indemnitees for any loss, liability, claim, damage, interest and penalties, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”) arising from or in connection with (a) any breach of any representation or warranty made by Sellers in (i) this Agreement (without giving effect to any update to the Disclosure Schedules required to be delivered by Sellers after the time of signing this Agreement), (ii) the Disclosure Schedules required to be delivered by Sellers, (iii) the updates to the Disclosure Schedules required to be delivered by Sellers, (iv) the certificate delivered pursuant to Section 6.1, (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Sellers pursuant to this Agreement; (b) any breach of any covenant or obligation of any Seller in this Agreement or in any other certificate, document, writing or instrument delivered by any of the Sellers pursuant to this Agreement; (c) any liability arising out of the ownership or operation of the Assets prior to the Closing Date other than the Assumed Liabilities; (d) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with any Seller in connection with the transactions contemplated by this Agreement; (e) any liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employer Loss”, as defined by 29 U.S.C. § 2101(a)(6), caused by any action of the Sellers prior to the Closing or by Purchaser’s decision not to hire previous employees of any Seller; (f) any Employee Plan established or maintained by any Seller; (g) any obligation to share any of the proceeds received by any Seller under this Agreement pursuant to the term of any of the ROE Agreements; (g) any costs incurred in connection with enforcing any noncompetition provision to which Morris Eiseman or the prior owners of the Rainbow Assets is bound (the “Prior Noncompetes”); (h) any costs incurred in connection with securing any New ROE or other new Right of Entry Agreement if such costs are incurred as a result of a breach of the Prior Noncompetes; (i) the costs to upgrade any ROE Property required to be covered by a New ROE pursuant to Section 6.6 hereof to MFH1 technology pursuant to Purchaser’s specifications from the Closing Date to the Earnout Date and (j) the Retained Liabilities.

9.2  Indemnification of Sellers. Purchaser will indemnify and hold harmless the Sellers and each of their shareholders, members, managers, directors, officers, employees, agents, consultants, advisors, accountants, financial advisors, legal counsel, representatives and Affiliates (collectively, the “Sellers’ Indemnitees”), and will reimburse the Seller’s Indemnitees for any Damages arising from or in connection with (a) any breach of any representation or warranty made by Purchaser in (i) this Agreement or in any certificate, document, writing or instrument delivered by Purchaser pursuant to this Agreement; (b) any breach of any covenant or obligation of Purchaser in this Agreement or in any certificate, document, writing or instrument delivered by Purchaser pursuant to this Agreement; (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Purchaser in connection with the transactions contemplated by this Agreement and (d) any Assumed Liabilities.

9.3   Third-Party Claims. If a claim by a third party is made against any indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article 9, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party except to the extent the indemnifying party has been prejudiced by such failure.

(a)  The indemnifying party shall be entitled to contest, settle or assume the defense of such claim, including the employment of counsel satisfactory to the indemnified party, as provided below. If the indemnifying party elects to contest, settle or defend such claim, it shall notify the indemnified party within 10 days of receipt of such claim (but in no event less than 15 days before any pleading, filing or response on behalf of the indemnified party is due) of its intent to do so. If the indemnifying party elects not to settle or defend such claim or fails to notify the indemnified party of its election within 10 days (or such shorter period provided above) after receipt of the indemnified party’s notice of a claim of indemnity hereunder, the indemnified party shall have the right to contest, settle or compromise the claim without prejudice to any rights to indemnification hereunder. Regardless of which party is controlling the settlement or defense of any claim, (i) both the indemnified party and indemnifying party shall act in good faith, (ii) the indemnifying party shall not thereby permit to exist any Lien upon any asset of any indemnified party or of its Affiliates or subsidiaries without the consent of the indemnified party, (iii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that all fees, costs and expenses of such counsel in an action controlled by the indemnifying party shall be borne by the indemnified party, unless the indemnifying party and indemnified party have conflicting available defenses to such third-party claim, in which case such fees, costs and expenses shall be borne by the indemnifying party, (iv) no entry of judgment or settlement of a claim (a “Final Claim”) may be agreed to without the written consent of both the indemnified party and the indemnifying party, which consents shall not be unreasonably withheld, and (v) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of such Final Claim pursuant to this Article 9, subject to the following sentence. So long as the indemnifying party is reasonably contesting any such claim in good faith as permitted herein, the indemnified party shall not pay or settle any such claim. The controlling party shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the settlement or defense of any such claim, and timely notices of, and the right to participate pursuant to (iii) above in any hearing or other court proceeding relating to such claim.

(b)  Notwithstanding the foregoing, if the indemnified party determines in good faith that there is a reasonable probability that a third-party claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such third-party claim at the indemnifying party’s sole expense, but the indemnifying party will not be bound by any determination of any third party claim so defended for the purposes of this Agreement or any compromise or settlement without its consent (which consent may not be unreasonably withheld).

9.4  Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after notice.

9.5  Cooperation as to Indemnified Liability. Each party hereto shall cooperate fully with the other party with respect to access to books, records or other documentation within such party’s control, if deemed reasonably necessary or appropriate by either party in the defense of any claim that may give rise to indemnification hereunder, but in no event shall any party be required to waive any privilege to which it is entitled.

9.6  Limitations.

(a)  Survival. The representations, warranties and indemnifications for breaches contained herein, and the covenants, agreements and indemnifications contained herein that are to have been fully performed prior to the Closing, shall survive the Closing, and remain in full force and effect until the first anniversary of the Closing and a party may not first raise a claim for Damages after such date not directly related to or arising out of a claim asserted by such party prior to the first anniversary of the Closing. No independent investigation made by a party hereto, or by its counsel or any of its agents or employees, shall in any way limit or restrict the scope of the representations, warranties, covenants or agreements made by another party in this Agreement.

(b)  Exceptions. The first anniversary of the Closing limitation of Section 9.6(a) above shall not apply to Damages resulting from, arising out of, or based upon (i) any fraud or intentional misrepresentation by any Seller or Purchaser; (ii) any failure by any Seller to deliver to Purchaser all Assets necessary or used in the conduct of the Business; (iii) any failure by any Seller to satisfy, perform or pay the liabilities of such Seller not included within the Assumed Liabilities; or (iv) a breach by either of the Sellers or Purchaser of any covenant or agreement to be performed by it after the Closing (collectively, subsections (i) through (iv) are referred to herein as the “Intentional Damages”). The Intentional Damages shall survive the Closing, and remain in full force and effect until the second anniversary of the Closing and a party may not first raise a claim for Intentional Damages after such date not directly related to or arising out of a claim asserted by such party prior to the second anniversary of the Closing; provided, however, that any limitation with respect to a covenant or agreement under subsection (iv) above whose performance extends beyond such second anniversary of the Closing shall survive until the expiration or termination of such covenant or agreement.

9.7  Right of Setoff. Upon notice to Sellers specifying in reasonable detail the basis therefore, Purchaser may set off any amount to which it may be entitled under this Article 9 against amounts otherwise payable to Sellers. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.

ARTICLE 10
MISCELLANEOUS

10.1  Complete Agreement. The Schedules, Annexes and Exhibits to this Agreement shall be construed as an integral part of this Agreement to the same extent as if they had been set forth verbatim herein. This Agreement, the Schedules, Annexes and Exhibits hereto and other documents delivered pursuant to this Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior proposals, discussions, or agreements, whether written or oral, relating hereto. Any disclosure contained in any Schedule hereto shall be deemed included in each other applicable Schedule hereto but only to the extent the disclosure in such first Schedule is on its face clear, without the need of additional information or explanation, as to which, if any, other Schedule such disclosure should be deemed to be included and for what reason.

10.2  Disclosure Schedules. The information in the Disclosure Schedules constitutes (i) exceptions to particular representations, warranties, covenant and obligations of Sellers as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedules (other than exceptions expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in this Agreement will control. The statements in the Disclosure Schedules and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

10.3  Waiver, Discharge, Amendment, Etc. The failure of any party hereto to enforce at any time any of the provisions of this Agreement, including the election of such party to proceed with the Closing despite a failure of any condition to such party’s closing obligations to occur, shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by the parties hereto.

10.4  Fees and Expenses. Each of the parties hereto shall pay all fees and expenses incurred by it, including the fees of its respective counsel, brokers, attorneys, accountants, investment bankers and other experts incident to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated by this Agreement. If this Agreement is terminated the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

10.5  Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be given by hand delivery, courier service (with acknowledgement of receipt), telecopy (with confirmation of transmission), by reputable overnight carrier for next morning delivery provided recipient must sign for receipt, or by certified mail, postage prepaid with return receipt requested, addressed to the parties at the following addresses:

if to Sellers, to:

Multiband Corporation 9449 Science Center Drive New Hope Minnesota 55428 Attention: Jim Mandel, Chief Executive Officer Facsimile: 763-504-3060

With a copy to:
Multiband Corporation 9449 Science Center Drive New Hope Minnesota 55428 Attention: Steven Bell, Chief Financial Officer Facsimile: 763-504-3060

and if to Purchaser, to:

Consolidated Smart Broadband Systems, LLC 620 W. 135th Street Gardena, CA 90248 Attention: Glenn S. Corey, Chief Financial Officer Facsimile: (310) 715-6371

With a copy to:
Consolidated Smart Broadband Systems, LLC 620 W. 135th Street Gardena, CA 90248 Attention: Rose B. Sorensen, General Counsel Facsimile: (310) 715-6371

Any party may change the above-specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally, by courier or by telecopy) or on the day shown on the return receipt (if delivered by mail or overnight courier).

10.6  Public Announcement. Except as may be required to comply with the requirements of applicable law, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by Purchaser. The foregoing shall not restrict Purchaser’s and Sellers’ communications with shareholders, members, employees, suppliers, Subscribers or customers. Notwithstanding anything to the contrary in Section 5.1 hereof, the parties shall be permitted to disclose such information as is necessary to perform their obligations as set forth in or contemplated by this Agreement.

10.7  Enforcement. Each Seller acknowledges and agrees that Purchaser would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by either Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Purchaser may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

10.8  Governing Law. The legality, validity, enforceability and interpretation of this Agreement shall be governed by the internal laws of the State of California, without giving effect to the principles of conflict of laws.

10.9  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto.

10.10  Titles and Headings; Construction. The titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

10.11  Severability. If any provision of this Agreement is held invalid, unenforceable or void by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms. In such case, the parties agree to use their best efforts to achieve the purpose of the invalid provision. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

10.12  No Third Party Benefit. Nothing in this Agreement or the agreements referred to herein, expressed or implied, other than indemnification rights under Article 9 hereof, shall confer on any Person other than the parties hereto or thereto, or their respective permitted successors or assigns, any rights remedies, obligations or liabilities under or by reason of this Agreement, the agreements referred to herein, or the transactions contemplated herein or therein.

10.13  Arbitration. Any action to enforce or interpret this Agreement or to resolve disputes between the parties shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association except to the extent otherwise expressly provided for herein (the “Arbitration”). The parties agree that the Arbitration shall be before a retired Superior Court or Appellate Court Judge in the State of California, or a California licensed attorney, with at least 15 years of relevant commercial business legal experience, and shall take place in Los Angeles County, California, unless the parties mutually agree otherwise. Any party may commence the Arbitration by sending a written demand for Arbitration to the other party setting forth the nature of the matter to be resolved by Arbitration. Within fifteen (15) days of the demand for Arbitration, an arbitrator shall be chosen by mutual agreement of the parties to the Arbitration. If the parties cannot agree on an arbitrator within such fifteen (15) day period, then each party will choose an arbitrator, and those arbitrators will have fifteen (15) days to choose a third arbitrator who shall individually preside over the Arbitration. The parties shall share equally all initial costs of Arbitration; provided, however, that the prevailing party shall be entitled to reimbursement of reasonable attorneys’ fees, costs and expenses incurred in connection with the Arbitration. All decisions of the arbitrator shall be final, binding and conclusive on all parties. Judgment may be entered upon any such decision in accordance with applicable law in any court having jurisdiction.

10.14  Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.15  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

(signature page follows)

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed, in the manner appropriate for each, as of the date first above written.

CONSOLIDATED SMART BROADBAND SYSTEMS, LLC

By: __________________________
Glenn S. Corey, Chief Financial Officer

MULTIBAND CORPORATION

By: __________________________
James Mandel, Chief Executive Officer

RAINBOW SATELLITE GROUP, LLC

By: _________________________

Name: _______________________

Title: ________________________

Schedule 1.1(b)
Assets

All equipment related to the provision of services with respect to each of the ROE Agreements listed in Schedule 3.8(a), such as all customer premise equipment, all components typically found in an L-Band, master antenna television, MFH1 and satellite master antenna television distribution system, including, without limitation, the following: "500" distribution cabling, couplers and fittings, RG 59, RG 11 and RG 6 home run and home wiring, couplers, splitters and fittings, C-BAND satellite receivers and mounting hardware, signal distribution amplifiers lock boxes and home run wiring terminus components, including signal taps, splitters and traps, in-residence junction boxes and wall plates and all other electronic and passive devices used to distribute broadband communications signals with respect to each ROE Property covered by this Agreement.